Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

AMERICAN FAMILY MUTUAL INSURANCE COMPANY, S.I.,

TRIDENT SUPERIOR INC.

and

BOWHEAD SPECIALTY HOLDINGS INC.

Dated as of August 2, 2026

TABLE OF CONTENTS

Page
ARTICLE I

DEFINITIONS AND TERMS

Section 1.01	Definitions	2
Section 1.02	Interpretation	15
ARTICLE II

THE MERGER

ARTICLE III

EXCHANGE OF SHARES

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

i

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

ARTICLE VI

COVENANTS

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01	Conditions to the Obligations of Each Party	68
Section 7.02	Conditions to the Obligations of Parent and Merger Sub	69
Section 7.03	Conditions to the Obligation of the Company	69

ARTICLE VIII

TERMINATION

Section 8.01	Termination	70
Section 8.02	Fees and Expenses	71
Section 8.03	Effect of Termination	72

ARTICLE IX

GENERAL PROVISIONS

EXHIBITS

Exhibit A	Surviving Corporation Certificate of Incorporation

SCHEDULES

Schedule I	Required Regulatory Approvals

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (together with all annexes, letters, schedules and exhibits hereto, this “Agreement”), dated as of August 2, 2026, is by and among American Family Mutual Insurance Company, S.I., a Wisconsin insurance company (“Parent”), Trident Superior Inc., a Delaware corporation and wholly-owned direct subsidiary of Parent (“Merger Sub”), and Bowhead Specialty Holdings Inc., a Delaware corporation (the “Company”).
W I T N E S S E T H:
WHEREAS, the Company and Merger Sub each has determined that it is fair, advisable and in the best interests of its respective stockholders to effect a merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Delaware General Corporation Law (the “DGCL”) upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) shall be converted into the right to receive cash, as set forth herein, all upon the terms and subject to the conditions of this Agreement;
WHEREAS, the Non-Recused Directors, constituting a quorum of the Board of Directors of the Company (the “Company Board of Directors”), have unanimously adopted resolutions (i) determining that this Agreement, the Merger and the other transactions contemplated hereby are fair, advisable and in the best interests of the Company and its stockholders (the “Company Stockholders”), (ii) approving this Agreement, the Merger and the other transactions contemplated hereby and (iii) declaring its advisability and recommending the adoption by the Company Stockholders of this Agreement, the Merger and the other transactions contemplated hereby (the “Company Recommendation”);
WHEREAS, the Board of Directors of Merger Sub has adopted resolutions (i) determining that this Agreement, the Merger and the other transactions contemplated hereby are at a price and on terms that are fair, advisable and in the best interests of Merger Sub and its sole stockholder, (ii) approving this Agreement, the Merger and the other transactions contemplated hereby and (iii) declaring its advisability and recommending the adoption by its sole stockholder of this Agreement, the Merger and the other transactions contemplated hereby; and
WHEREAS, the Board of Directors of Parent, and Parent, as the sole stockholder of Merger Sub, in each case has approved and adopted this Agreement, the Merger and the other transactions contemplated hereby.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS
Section 1.01    Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:
“2026 Cash Incentive Payments” has the meaning set forth in Section 6.08(e).
“Action” means any action, suit or proceeding by or before any Governmental Authority or arbitration tribunal.
“Actuarial Reports” has the meaning set forth in Section 4.19.
“Adverse Recommendation Change” has the meaning set forth in Section 6.06(c).
“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. Notwithstanding anything to the contrary contained herein, prior to the Closing, (a) neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of either of Parent or Merger Sub and (b) neither of Parent or Merger Sub shall be deemed to be an Affiliate of the Company or any of its Subsidiaries.
“Agreement” has the meaning set forth in the Preamble.
“AML Laws” means all applicable anti-money laundering Laws, including the U.S. Bank Secrecy Act, as amended by the Patriot Act of 2001, and the U.S. Money Laundering Control Act of 1986, as amended.
“Appraisal Shares” means Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to, and who complies with, the provisions of Section 262 of the DGCL.
“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.02.
“Benefit Plan” has the meaning set forth in Section 4.22(a).
“Book-Entry Share” means each entry in the books of the Company (or its transfer agent) representing uncertificated Shares.
“Burdensome Condition” has the meaning set forth in Section 6.03(f).
“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in Milwaukee, Wisconsin or New York, New York, are authorized or obligated by Law or executive order to be closed.
“Cash Incentive Payment” has the meaning set forth in Section 6.08(e).

“Certificate of Merger” means the certificate of merger with respect to the Merger, containing the provisions required by, and executed in accordance with, the DGCL.
“Change in Circumstance” means any material event or development or material change in circumstance with respect to the Company and its Subsidiaries, taken as a whole, first occurring or arising after the execution of this Agreement that was not reasonably foreseeable to the Non-Recused Directors prior to the date hereof; provided, that for the avoidance of doubt the receipt or publication of a Takeover Proposal (or any inquiry related thereto) shall not constitute a Change in Circumstance.
“Closing” has the meaning set forth in Section 2.02.
“Closing Date” has the meaning set forth in Section 2.02.
“Code” means the Internal Revenue Code of 1986.
“Company” has the meaning set forth in the Preamble.
“Company 10-K” means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2025 and the footnotes thereto set forth in the Company 10-K.
“Company Board of Directors” has the meaning set forth in the Recitals.
“Company Bylaws” means the Amended and Restated Bylaws of the Company as amended and restated and as in effect as of the date hereof.
“Company Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company as amended and restated and as in effect as of the date hereof.
“Company Common Stock” has the meaning set forth in the Recitals.
“Company Credit Agreement” means that certain Senior Revolving Credit Agreement, dated as of November 26, 2025, by and among the Company, as the borrower, the lenders from time to time parties thereto and PNC Bank, National Association, as administrative agent, issuing bank and swingline lender, as amended, restated, amended and restated, replaced (whether upon or after termination or otherwise, and whether with the original lenders or otherwise), refinanced, supplemented, modified or otherwise changed from time to time, including any extension of the maturity thereof or increase in the amount of available borrowings thereof.
“Company Disclosure Letter” means the Company Disclosure Letter dated the date hereof and delivered by the Company to Parent prior to the execution of this Agreement.
“Company Employee” has the meaning set forth in Section 6.08(a).

“Company Equity Awards” means, collectively, the Company RSUs and Company PSUs.
“Company Equity Plan” means the Company’s 2024 Omnibus Incentive Plan.
“Company Financial Statements” means all of the financial statements of the Company and its Subsidiaries included in the Company Reports.
“Company Insurance Subsidiary” has the meaning set forth in Section 4.11.
“Company Lease” means any lease, sublease, sub-sublease, license or other agreement pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or pursuant to another occupancy arrangement), or has the right to use or occupy, any real property, together with any amendments, supplements, guaranties or modifications thereto.
“Company Material Adverse Effect” means an event, change, fact, condition, occurrence, effect or development that, individually or in the aggregate, (x) has, or would reasonably be expected to have, a material adverse effect on the business, operations, financial condition, properties, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) would, or would reasonably be expected to, prevent, materially delay or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that, solely in the case of clause (x), in no event shall any events, changes, facts, conditions, occurrences, effects or developments to the extent relating to or resulting from the following, alone or in combination, be deemed to constitute, and shall not be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) any changes generally affecting the property and casualty insurance or specialty insurance industries, or the United States economy, or from changes affecting worldwide economic or capital market conditions; (b) any changes or developments generally affecting domestic or any foreign or global market or domestic, foreign or global economic conditions generally or in the geographic markets in which the Company or any of its Subsidiaries operate (including (i) any changes or developments generally affecting the domestic or any foreign securities, equity, credit, commodities or financial markets or (ii) any changes or developments affecting domestic or any foreign interest or exchange rates); (c) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenues, premiums written, earnings or other financial performance or results of operations for any period, in and of itself (but not the underlying cause thereof to the extent such underlying cause is not otherwise covered by one of the exceptions set forth in clauses (a) through (l) hereof), or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, premiums written, earnings or other financial performance or results of operations or any change in the price or trading volume of the Company Common Stock, in and of itself (but not the underlying cause thereof to the extent such underlying cause is not otherwise covered by one of the exceptions set forth in clauses (a) through (l) hereof); (d) any change, event, effect or circumstance arising out of the announcement of this Agreement and the transactions contemplated hereby or the pendency of the Merger or the identity of the parties to this Agreement, including any resulting termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with (i) Parent or any of its Affiliates or any customers, suppliers, reinsurers, agents, producers, policyholders, officers, partners or employees of the Company and its Subsidiaries or (ii) Governmental Authorities; (e) any actions taken or omitted to be taken in accordance with the express terms of this Agreement (including pursuant to Section 6.03) that are required to obtain any consent, approval, authorization or waiver under applicable Law in connection with the Merger and the other transactions contemplated by this Agreement; (f) any changes in global or national political conditions (including political action or inaction, the outbreak or escalation of war or military action) or changes due to any pandemic, epidemic, widespread man-made disaster, widespread cyber-attack, act of terrorism, natural disaster or other act of nature; (g) the entering into and performance of this Agreement and the transactions contemplated hereby, including compliance with the covenants set forth herein, or any action taken or omitted to be taken by the Company at the written request or with the prior written consent of Parent or Merger Sub; (h) the effects of any breach, violation or non-performance of any provision of this Agreement by Parent or any of its Affiliates; (i) changes in or adoption of any applicable Law or regulations or applicable accounting regulations or principles or interpretations thereof (including, changes in GAAP or in SAP prescribed or permitted by the applicable insurance regulatory authorities and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board), but not the failure to comply with such Laws; (j) any pending, initiated or threatened Action against the Company, any of its Affiliates or any of their respective directors or officers arising out of this Agreement or the transactions contemplated hereby; or (k) any change or development in the credit, financial strength or other rating of the Company, any of its Subsidiaries, its outstanding debt or of any other Person (but not the underlying cause thereof to the extent such underlying cause is not otherwise covered by one of the exceptions set forth in clauses (a) through (k) hereof); provided, however, that with respect to clauses (a), (b), (f) and (i), any such event, change, fact, condition, occurrence, effect or development may be taken into account in determining whether a Company Material Adverse Effect has occurred if and only to the extent they disproportionately adversely affect the Company and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which the Company and its Subsidiaries operate (in which case, only the disproportionate adverse effect or effects may be taken into account in determining whether a Company Material Adverse Effect has occurred).
“Company Permits” means all Permits necessary for the lawful conduct of the businesses of the Company and its Subsidiaries.
“Company Producer” means Bowhead Specialty Underwriters, Inc., a Delaware corporation.
“Company PSUs” means awards of performance stock units of the Company that are subject to performance-based vesting conditions, whether granted pursuant to the Company Equity Plan or otherwise.
“Company Recommendation” has the meaning set forth in the Recitals.
“Company Reports” means all forms, reports, statements, information, registration statements and other documents (as amended or supplemented since the time of filing) filed or required to be filed by the Company with the SEC since May 23, 2024 through the date hereof.

“Company Required Vote” means the affirmative vote in favor of adoption of this Agreement, the Merger and the other transactions contemplated hereby by (a) the holders of at least a majority of the issued and outstanding Shares and (b) the holders of at least a majority of the issued and outstanding Subject Shares.
“Company RSUs” means awards of restricted stock units of the Company that are subject solely to time-based vesting conditions, whether granted pursuant to the Company Equity Plan or otherwise.
“Company Statutory Statements” has the meaning set forth in Section 4.12(a).
“Company Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating the Company to issue or sell any shares of capital stock or other equity interests of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company.
“Company Stockholders” has the meaning set forth in the Recitals.
“Company Stockholders Meeting” means a meeting of the Company Stockholders to be called to consider the adoption of this Agreement, the Merger and the other transactions contemplated hereby, including giving effect to any adjournment or postponement thereof.
“Company Superior Proposal Notice” has the meaning set forth in Section 6.06(d)(i).
“Company Termination Fee” means an amount equal to $35,000,000.
“Company Trade Secrets” has the meaning set forth in Section 4.24(f).
“Company Warrant” means that certain Common Stock Purchase Warrant, dated May 23, 2024, issued by the Company to Parent.
“Confidentiality Agreement” means the Confidentiality Agreement between the Company and Parent dated February 12, 2026.
“Contract” means any written agreement, contract, note, bond, mortgage, indenture, lease or license or other instrument or obligation that is legally binding to which such Person is a party or is otherwise subject or bound.
“control” means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.
“Covered Insurance” has the meaning set forth in Section 6.09(b).
“Delaware Courts” has the meaning set forth in Section 9.09.
“Delaware Secretary” means the Secretary of State of the State of Delaware.

“DGCL” has the meaning set forth in the Recitals.
“DTC” has the meaning set forth in Section 3.02(a).
“Effective Time” means the effective time of the Merger, which shall be the time the Certificate of Merger is duly filed with and accepted by the Delaware Secretary, or such later time as agreed by the parties hereto and specified in such Certificate of Merger.
“Employee Producer” means any natural person employed by the Company or any of its Subsidiaries who engages in activities on behalf of the Company or any of its Subsidiaries that require a Permit as a Producer pursuant to applicable Law.
“Enforcement Costs” has the meaning set forth in Section 8.02(c).
“Engaged Producer” means any Producer that is not an employee of the Company or any of its Subsidiaries and writes, markets, sells, solicits, negotiates, produces, services, administers or manages, advises or otherwise transacts business for or on behalf of the Company Insurance Subsidiary or the Company Producer, as applicable.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means each entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the Company or any of its Subsidiaries, or that is, or was at the relevant time, a member of the same “controlled group” as the Company or any of its Subsidiaries pursuant to Section 4001(a)(14) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Fund” has the meaning set forth in Section 3.01.
“FCPA” has the meaning set forth in Section 4.06(d).
“Fraud” by a party shall mean an actual fraud involving a knowing and intentional misrepresentation by such party that resulted in a representation or warranty set forth in Article IV or Article V being materially breached (made with the Knowledge that a representation or warranty set forth in Article IV or Article V was actually breached when made), and made with the express intent of inducing the other party to enter into this Agreement and upon which such other party has relied to its detriment; provided, however, “Fraud” shall not include any fraud claim based on constructive knowledge, negligent misrepresentation or a similar theory.
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” means any United States federal, state or local or any foreign government or any court of competent jurisdiction, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Incentive Plan” has the meaning set forth in Section 6.08(e).
“Indebtedness” has the meaning set forth in Section 6.01(j).
“Indemnified Parties” has the meaning set forth in Section 6.09(a).
“Insurance Carrier” means any insurance company, surety, benefit plan, insurance pool, risk retention group, reinsurer, Lloyd’s syndicate, ancillary benefit carrier, state fund or pool or other risk assuming entity in which any insurance policy or contract, reinsurance contract or bond may be placed or obtained.
“Insurance Laws” means all Laws applicable to the business of insurance or the regulation of insurance companies.
“Insurance Regulators” means all Governmental Authorities regulating the business of insurance under Insurance Laws.
“Intellectual Property” means all intellectual property or proprietary rights of any kind, type or nature, arising anywhere in the world, including the following, whether registered or unregistered: (a) trademarks and service marks, trade dress, product configurations, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (b) inventions, whether patentable or not, and all patents, industrial designs, and utility models, and all applications pertaining to the foregoing, in any jurisdiction, including re-issues, continuations, divisionals, continuations-in-part, re-examinations, renewals and extensions; (c) trade secrets, know-how, methodology, models, algorithms, formulae, systems, processes, methods, data, databases, customer and vendor lists and other proprietary and confidential information (collectively, “Trade Secrets”); (d) Software; (e) copyrights and any other original works of authorship in any medium, including applications or registrations in any jurisdiction for the foregoing and all moral rights in the foregoing; (f) domain names; and (g) any tangible embodiments of the foregoing (in whatever form or medium).
“Investment Assets” has the meaning set forth in Section 4.32.
“IRS” means the Internal Revenue Service.
“Knowledge” means, with respect to (a) the Company as it relates to any fact or other matter, the actual knowledge of the natural Persons set forth in Section 1.01(a) of the Company Disclosure Letter of such fact or matter as of the date hereof, in each case, without obligation of inquiry, and (b) Parent as it relates to any fact or other matter, the actual knowledge of the natural Persons set forth in Section 1.01 of the Parent Disclosure Letter of such fact or matter as of the date hereof, in each case, without obligation of inquiry.
“Law” means any national, regional or local law, statute, ordinance, regulation, judgment, decree, injunction or other legally binding obligation imposed by or on behalf of a Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.27(a).
“Licensed Intellectual Property” has the meaning set forth in Section 4.24(b).
“Lien” means any lien, mortgage, pledge, deed of trust, security interest, charge, encumbrance or hypothecation.
“Material Contract” has the meaning set forth in Section 4.10(a).
“Maximum Premium” has the meaning set forth in Section 6.09(b).
“Measurement Date” has the meaning set forth in Section 4.03(a).
“Merger” has the meaning set forth in the Recitals.
“Merger Consideration” has the meaning set forth in Section 2.04(a).
“Merger Sub” has the meaning set forth in the Preamble.
“New Plan” has the meaning set forth in Section 6.08(c).
“Non-Recused Directors” means the members of the Company Board of Directors other than the Recused Directors.
“NYSE” means the New York Stock Exchange.
“Open Source Software” means any Software that is distributed under a license that (a) requires source code or derivative works based on such Software to be made publicly available under the same license or (b) prohibits the receipt of consideration in connection with sublicensing or distributing such Software.
“Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Outside Termination Date” has the meaning set forth in Section 8.01(f).
“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries.
“Parent” has the meaning set forth in the Preamble.
“Parent Bylaws” means Parent’s Bylaws as in effect as of the date hereof.
“Parent Disclosure Letter” means the Parent Disclosure Letter dated the date hereof and delivered by Parent to the Company prior to the execution of this Agreement.
“Parent Material Adverse Effect” means a failure of, or a material impairment or delay in, the ability of Parent to consummate the Merger by the Outside Termination Date or to perform its obligations under this Agreement.

“Parent Permits” means all Permits necessary for the lawful conduct of the businesses of Parent and its Subsidiaries.
“Parent Surviving Corporation Shares” has the meaning set forth in Section 2.04(b).
“Paying Agent” means a bank or trust company reasonably satisfactory to the Company that is organized and doing business under the Laws of the United States or any state thereof appointed by Parent to act as paying agent for payment of the Merger Consideration.
“Payoff Amount” has the meaning set forth in Section 6.16.
“Permits” means all authorizations, licenses, permits, qualifications, registrations, and eligibilities (including surplus lines eligibility or authority) of all Governmental Authorities.
“Permitted Investments” has the meaning set forth in Section 3.01.
“Permitted Liens” means (a) Liens imposed by Law, including statutory Liens for Taxes, assessments or other charges not yet due and payable or the amount or validity of which is being contested in good faith and Liens for unpaid utility charges, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ and similar Liens granted or which arise in the ordinary course of business, (c) Liens securing payment, or any obligation, of the applicable Person or its Subsidiaries with respect to outstanding Indebtedness (and any amendments, modifications, extensions, renewals, refinancings or replacements thereto), (d) Liens granted in the ordinary course of the insurance or reinsurance business of the applicable Person or its Subsidiaries on cash and cash equivalent instruments or other investments, including Liens granted (i) in connection with (A) pledges of such instruments or investments to collateralize letters of credit delivered by the applicable Person or its Subsidiaries, (B) the creation of trust funds for the benefit of ceding companies, (C) underwriting activities of the applicable Person or its Subsidiaries, (D) deposit liabilities, (E) statutory deposits and (F) ordinary-course securities lending and short-sale transactions and (ii) with respect to investment securities held in the name of a nominee, custodian or other record owner, (e) pledges or deposits by the applicable Person or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws, other social security or retirement benefits Laws or similar legislation, (f) pledges or deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness), leases, statutory obligations, customer deposits and advances, surety, customs and appeal bonds, performance and completion bonds and other obligations of a like nature to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business, and Liens to secure letters of credit or bank guarantees supporting any of the foregoing, (g) with respect to any Leased Real Property, gaps in the chain of title evident from the records of the relevant Governmental Authority maintaining such records affecting the landlord’s, sublandlord’s or any superior landlord’s interest therein, (h) leases, licenses, subleases or sublicenses granted (i) to other Persons not materially interfering with the conduct of business of the Company and its Subsidiaries, taken as a whole, and (ii) between or among any of the Company and its Subsidiaries, (i) in the case of the Company and its Subsidiaries, Liens created by or through the actions of Parent or any of its Affiliates, (j) Liens discharged at or prior to the Effective Time, (k) transfer restrictions imposed by Law, (l) with respect to any Leased Real Property, easements, rights-of-way, encroachments, restrictions, conditions and other similar Liens incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not reasonably be likely to materially impair the use (or contemplated use) or occupancy of the applicable real property by the Company or its applicable Subsidiary or the utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, (m) with respect to any Leased Real Property, zoning, entitlement, building and other land-use regulations imposed by Governmental Authorities having jurisdiction over such real property, (n) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable Law) regarding operating leases entered into by the Company or its Subsidiaries in the ordinary course of business, (o) banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions, (p) other Liens permitted by the Company Credit Agreement, (q) such other Liens or imperfections of title that are not material in amount or do not materially detract from the value of or materially impair the existing use or occupancy by the Company or its applicable Subsidiary of the property affected by such Lien or imperfection, and (r) with respect to any Leased Real Property, any Lien or other matter encumbering the fee estate, any ground leasehold estate or any other superior estate therein, or the interest of the landlord, sublandlord or any superior landlord therein, and any matter of record affecting any such estate.
“Person” means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or Governmental Authority.
“Personal Data” means (a) information that identifies describes, or is reasonably capable of being associated with, a particular individual or household or (b) “personally identifiable information,” “personal data,” “nonpublic personal information,” “personally identifiable financial information,” “protected health information” or when referring to a Privacy and Security Requirement, has the same meaning as the similar or equivalent term as defined thereunder.
“Privacy and Security Requirements” means, to the extent applicable and relating to data breach notification, data protection, privacy, data security and cybersecurity, (a) Laws, (b) public-facing, written and binding privacy policies or terms of use and (c) terms of any Contracts and binding privacy and/or information security industry standards.
“Process”, “Processing” or “Processes” means an operation or set of operations which is performed on Personal Data, such as the collection, compilation, use, storage, processing, recording, distribution, transmission, transfer, import, export, destruction, disposal or disclosure of such Personal Data.
“Producer” means any producer, broker, agent, general agent, managing general agent, subagent, reinsurance intermediary or other Person responsible for soliciting, selling or producing insurance policies or contracts or reinsurance contracts.
“Proprietary Software” means any Software included in the Owned Intellectual Property.

“Proxy Statement” means a definitive proxy statement, including the related preliminary proxy statement, and any amendment or supplement thereto, relating to the Merger and this Agreement to be mailed to the Company Stockholders in connection with the Company Stockholders Meeting.
“Qualifying Termination” has the meaning set forth in Section 6.08(e).
“Recused Directors” has the meaning set forth in Section 1.01(b) of the Company Disclosure Letter.
“Registered Intellectual Property” has the meaning set forth in Section 4.24(a).
“Regulatory Filings” has the meaning set forth in Section 4.13(b).
“Reinsurance Contracts” has the meaning set forth in Section 4.16(a).
“Related Party Transaction” has the meaning set forth in Section 4.21.
“Release Requirement” has the meaning set forth in Section 6.08(b).
“Representatives” means directors, officers, employees, auditors, attorneys and financial advisors and other agents or advisors.
“Required Regulatory Approvals” has the meaning set forth in Section 7.01(c).
“Sanctions” has the meaning set forth in Section 4.06(e).
“SAP” means, as to the Company Insurance Subsidiary, the statutory accounting practices and procedures (or local equivalent in the applicable jurisdiction) prescribed or permitted by applicable Insurance Laws and the applicable Insurance Regulator in the State of Wisconsin.
“Schedule 13E-3” has the meaning set forth in Section 6.04(b).
“Scheduled Form D Filings” has the meaning set forth in Section 6.03(b).
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933.
“Security Breach” means any (a) unauthorized or unlawful acquisition of or access to Personal Data in the possession, custody or control of the Company or any of its Subsidiaries, (b) unauthorized or unlawful Processing of Personal Data or (c) any ransomware attack, distributed denial-of-service attack or other cyberattack that results in a material monetary loss to or material disruption of the business of the Company or any of its Subsidiaries.
“Shares” has the meaning set forth in Section 2.04(a).

“Software” means computer software, including source code and object code, firmware, operating systems, user interfaces, application programming interfaces, virtualization environments, algorithms, subroutines, APIs, tools, platforms, plug-ins, modules, apps, databases, metadata and data, templates and formulas, libraries, and specifications, together with associated documentation and instructions.
“Specified Company Reports” means the Company 10-K, all Quarterly Reports on Form 10-Q and all Current Reports on Form 8-K filed with, or furnished to, the SEC by the Company after the filing date of the Company 10-K and prior to the date of this Agreement.
“Specified Required Regulatory Approvals” has the meaning set forth on Section 6.03(f) of the Company Disclosure Letter.
“Subject Shares” means the issued and outstanding Shares of the Company excluding Shares held by (i) Parent and its Subsidiaries and (ii) the Recused Directors.
“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such Person (either directly or through or together with another Subsidiary of such Person) owns more than 50% of the voting stock, equity interests or general partnership interests of such corporation, partnership, limited liability company, joint venture or other legal entity, as the case may be.
“Subsidiary Stock Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary of the Company obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity interests of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of the Company.
“Superior Proposal” means any Takeover Proposal that the Company Board of Directors, including any committee thereof, determines in good faith, after consultation with its outside financial advisor and outside counsel, and considering all legal, financial, financing and regulatory aspects of the proposal, the identity of the Person(s) making the proposal and the likelihood of the proposal being consummated in accordance with its terms, that if consummated, would result in a transaction that is (a) more favorable to the Company Stockholders from a financial point of view than the transactions contemplated by this Agreement and (b) reasonably likely to be completed, taking into account any regulatory, financing or approval requirements (including the anticipated timing thereof) and any other aspects considered relevant by the Company Board of Directors, or any committee thereof (in each case, after taking into account any amendments to the terms of this Agreement proposed by Parent pursuant to Section 6.06(d)(ii) of this Agreement); provided, that for the purposes of the definition of “Superior Proposal,” all references in the term Takeover Proposal to “20% or more” shall be deemed to be references to “more than 50%”.
“Surviving Corporation” means the corporation surviving the Merger.

“Systems” means all software, hardware, firmware, networks, databases, electronics, routers, switches, platforms, servers, interfaces, applications, websites, information technology systems and services that are owned, leased or licensed by the Company or any of its Subsidiaries.
“Takeover Proposal” means any bona fide, written proposal or offer from any Third Party relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of transactions, of (i) 20% or more of the issued and outstanding shares of Company Common Stock or (ii) 20% or more (based on the fair market value thereof, as determined in good faith by the Company Board of Directors) of the assets (including capital stock or other equity interests of the Subsidiaries of the Company) of the Company and its Subsidiaries, taken as a whole (including through reinsurance or retrocession), or (iii) 20% or more of the revenues or net income of the Company and its Subsidiaries, taken as a whole, (b) any tender offer or exchange offer or other transaction that, if consummated, would result in any Third Party owning, directly or indirectly, 20% or more of the issued and outstanding shares of Company Common Stock or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, binding share exchange or similar transaction involving the Company pursuant to which any Third Party (or the stockholders of any Third Party) would own, directly or indirectly, 20% or more of any class of capital stock or other equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated by this Agreement.
“Takeover Proposal Documentation” means any letter of intent, agreement in principle, memorandum of understanding, merger agreement, stock purchase agreement, asset purchase agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or similar agreement relating to a Takeover Proposal (other than a confidentiality agreement referred to in Section 6.06(b)).
“Tax” (and, with correlative meaning, “Taxes”) means any federal, state, local or non-United States income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, governmental fee or other like assessment or charge in the nature of a tax of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Authority.
“Tax Return” means any return, report, information, filing, document or similar statement required to be filed with a Governmental Authority with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.
“TDI Filing” means, with respect to the Company, a FIN531 filing submitted by Parent to the Texas Department of Insurance pursuant to § 4001.253 of the Texas Insurance Code for the indirect acquisition of control by Parent of the Company Producer.
“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent, Merger Sub or any Affiliates thereof.
“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

Section 1.02    Interpretation.
(a)    As used in this Agreement, references to the following terms have the meanings indicated:
(i)    to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;
(ii)    to any Contract (including this Agreement) or “organizational document” are to the Contract or organizational document as amended, modified, supplemented or replaced from time to time;
(iii)    to any Law are to such Law as amended, modified, supplemented or replaced from time to time and any rules or regulations promulgated thereunder and to any section of any Law include any successor to such section;
(iv)    to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate include any successor to the Affiliate;
(v)    to any “copy” of any Contract or other document or instrument are to a true and complete copy thereof;
(vi)    to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;
(vii)    to the “date of this Agreement,” “the date hereof” and words of similar import refer to August 2, 2026; and
(viii)    to “this Agreement” includes the Exhibits and Schedules (including the Company Disclosure Letter and the Parent Disclosure Letter) to this Agreement.
(b)    Any documents or agreements shall be deemed to have been “delivered,” “provided,” or “made available” (or any phrase of similar import) to Parent and Merger Sub or any of their Representatives or Affiliates by the Company or any of its Representatives if they have been (i) posted to the virtual data room set up by the Company in connection with the transactions contemplated hereby prior to the date hereof, (ii) delivered or provided (including electronically) to Parent, Merger Sub or any of their Representatives (including during any management presentation), (iii) made available to Parent, Merger Sub or any of their Representatives upon request, including at the Company’s offices or (iv) disclosed in the Company Reports since December 31, 2025.
(c)    Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. The word “extent” in the phrase “to the extent” means only the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings included in this Agreement when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The words “shall” and “will” may be used interchangeably herein and shall have the same meaning. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(d)    Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” (or “since”) means “from and including” (or “since and including”) and the word “to” means “to but excluding.”
(e)    The table of contents and headings set forth in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
(f)    References to a “party” hereto means Parent, Merger Sub or the Company and references to “parties” hereto means Parent, Merger Sub and the Company unless the context otherwise requires.
(g)    References to a person are also to such person’s successors and permitted assigns.
(h)    References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.
(i)    The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(j)    No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.
(k)    All capitalized terms used without definition in the Exhibits and Schedules (including the Company Disclosure Letter and the Parent Disclosure Letter) to this Agreement shall have the meanings ascribed to such terms in this Agreement.

ARTICLE II

THE MERGER
Section 2.01    The Merger.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with the DGCL, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation under the Laws of the State of Delaware.
(b)    The Merger shall have the effects set forth in Section 259 of the DGCL and other applicable Law. Accordingly, from and after the Effective Time, the Surviving Corporation shall have all the properties, rights, privileges, powers, interests and franchises and shall be subject to all restrictions, disabilities, debts, duties and liabilities of the Company and Merger Sub.
Section 2.02    Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on the date that is the second (2nd) Business Day after the satisfaction or waiver of the conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) set forth in Article VII, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001, unless another time, date or place is agreed to in writing by Parent and the Company (the date on which the Closing occurs, the “Closing Date”).

Section 2.03    Effective Time; Effect of the Merger. On the Closing Date and subject to the terms and conditions hereof, the Certificate of Merger shall be filed with the Delaware Secretary by Parent. The Merger shall become effective at the Effective Time. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.

Section 2.04    Conversion of the Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
(a)    Except as provided in Section 2.04(b), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (the “Shares”) (excluding Appraisal Shares) shall be canceled and shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted automatically into the right to receive, an amount in cash, without interest, equal to $34.00 (the “Merger Consideration”). All Shares, when so converted, shall no longer be issued and outstanding and shall automatically be retired and shall cease to exist, and each holder of any Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration into which such Shares have been converted, as provided herein.
(b)    Each Share that is owned by the Company as treasury stock or otherwise or by any Subsidiary of the Company shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto. Each Share owned by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time shall remain outstanding as one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation (the “Parent Surviving Corporation Shares”).
(c)    Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation and shall, together with the Parent Surviving Corporation Shares, constitute the only issued and outstanding shares of capital stock or other equity interests of the Surviving Corporation.
Section 2.05    Organizational Documents.
(a)    At the Effective Time, pursuant to the Merger, the certificate of incorporation of the Company shall be amended so as to read in its entirety as set forth on Exhibit A, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation. Thereafter, the certificate of incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by Law (subject to Section 6.09).
(b)    At the Effective Time, the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation. Thereafter, the bylaws of the Surviving Corporation may be amended in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by Law (subject to Section 6.09).
Section 2.06    Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Merger Sub shall continue in office as the directors of the Surviving Corporation and the officers of the Company shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable Law and the certificate of incorporation and bylaws of the Surviving Corporation.
Section 2.07    Treatment of Company Equity Awards and Company Warrant.
(a)    Vested Company RSUs. Each Company RSU that is outstanding and vested as of immediately prior to the Effective Time, shall, as of immediately prior to the Effective Time, automatically be converted into the right to receive an amount in cash, without interest and subject to applicable withholding Taxes, equal to the product of (i) the Merger Consideration and (ii) the total number of shares of Company Common Stock subject to such Company RSU as of immediately prior to the Effective Time.
(b)    Unvested Company RSUs. Except as set forth in Section 2.07(b) of the Company Disclosure Letter, at the Effective Time, each Company RSU that is outstanding and unvested as of immediately prior to the Effective Time, shall, as of immediately prior to the Effective Time, automatically be converted into the right to receive an amount in cash, without interest and subject to applicable withholding Taxes, equal to the product of (i) the Merger Consideration and (ii) the total number of shares of Company Common Stock subject to such Company RSU as of immediately prior to the Effective Time.

(c)    Company PSUs. Except as set forth in Section 2.07(c) of the Company Disclosure Letter, at the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time, shall, as of immediately prior to the Effective Time, automatically be converted into the right to receive an amount in cash, without interest and subject to applicable withholding Taxes, equal to the product of (i) the Merger Consideration and (ii) the total number of shares of Company Common Stock subject to such Company PSU determined based on the achievement of greater of target or actual performance of the Company PSUs as set forth in the applicable Company PSU award agreement and the Company Equity Plan, as of immediately prior to the Effective Time.
(d)    Payment. Except as set forth in Section 2.07(b) or Section 2.07(c), as applicable, of the Company Disclosure Letter, Parent shall cause the Surviving Corporation to, pay in cash through its payroll systems (to the extent applicable and without interest) all amounts payable pursuant to this Section 2.07 as promptly as practicable following the Effective Time, but in no event later than the later of (i) the third (3rd) Business Day following the Effective Time and (ii) the first regularly scheduled payroll date of the Company following the Effective Time.
(e)    Company Warrant. Immediately prior to the Effective Time, the Company Warrant shall automatically terminate, and all Shares that are subject to the Company Warrant shall be canceled and cease to exist and no payment or distribution shall be made with respect thereto.
(f)    Required Actions. Prior to the Effective Time, the Company Board of Directors (or an authorized committee thereof) shall take or cause to be taken, all actions, and provide all notices that are required to effectuate the terms of this Section 2.07.
Section 2.08    Appraisal Shares. Notwithstanding anything to the contrary set forth in this Agreement, any Appraisal Shares shall not be converted into the right to receive the Merger Consideration as provided in Section 2.04(a), but instead at the Effective Time the holders of Appraisal Shares shall be entitled to payment of such amount for such shares as determined in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to appraisal of such holder’s Appraisal Shares under Section 262 of the DGCL, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Merger Consideration as provided in Section 2.04(a), without interest or any other payments. The Company shall serve prompt notice to Parent of any demands for appraisal of any of the Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL received by the Company, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, or as otherwise required under the DGCL, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 2.09    Adjustments to Prevent Dilution. Subject to the restrictions set forth in Section 6.01, in the event that the Company changes the number of Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be proportionately adjusted to reflect such change.
ARTICLE III

EXCHANGE OF SHARES
Section 3.01    Paying Agent. Prior to the Effective Time, Parent shall enter into an agreement (in form and substance reasonably satisfactory to the Company) with the Paying Agent to act as paying agent for the payment of the Merger Consideration to which the holders of such Shares shall become entitled pursuant to, and in accordance with, Section 2.04. Immediately prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in the aggregate amount required to pay the Merger Consideration in respect of the Shares (other than any Appraisal Shares) (such cash amount being referred to herein as the “Exchange Fund”). The Exchange Fund shall be used solely for purposes of paying the Merger Consideration in accordance with this Article III and shall not be used to satisfy any other obligation of Parent, the Company or any of its Subsidiaries. Pending distribution of the Exchange Fund in accordance with this Article III, Parent may direct the Paying Agent to invest such cash; provided, that (a) no such investment or losses thereon shall affect the Merger Consideration payable to the Company Stockholders and following any losses Parent and the Surviving Corporation shall promptly provide, on a joint and several basis, additional funds to the Paying Agent for the benefit of the Company Stockholders in the amount of any such losses and (b) such investments (i) shall be obligations of or guaranteed by the United States, commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or S&P Global Ratings, or certificates of deposit, bank repurchase agreements or bankers acceptances of domestic commercial banks with capital exceeding $5,000,000,000 (collectively “Permitted Investments”) or money market funds that are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to this Article III. Any income from investment of the Exchange Fund will be payable solely to Parent. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration.
Section 3.02    Exchange Procedures.
(a)    As promptly as practicable and in any event within two (2) Business Days after the Effective Time, the Paying Agent shall mail to each holder of record of a Book-Entry Share not held through The Depository Trust Company (“DTC”) (and to deliver to DTC, in the case of holders of Book-Entry Shares held through DTC) that, immediately prior to the Effective Time, represented outstanding Shares subsequently converted into the right to receive Merger Consideration, as set forth in Section 2.04: (i) a letter of transmittal that shall be in such form and have such other provisions as Parent may specify, subject to the Company’s approval (to be obtained prior to the Closing, and which shall not be unreasonably withheld); and (ii)

instructions for returning such letter of transmittal in exchange for the right to receive the Merger Consideration into which the number of shares of Company Common Stock previously represented by such Book-Entry Shares shall have been converted pursuant to this Agreement (which instructions shall be in such form and have such other provisions as Parent may specify, subject to the Company’s approval (to be obtained prior to the Closing, and which shall not be unreasonably withheld)).
(b)    Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Shares shall be required to deliver a share certificate or, in the case of holders of Book-Entry Shares held through DTC, an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive in respect of any Book-Entry Shares pursuant to this Article III. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable and in any event within three (3) Business Days after the Effective Time, the Merger Consideration to which such holder is entitled to receive pursuant to this Article III.
Section 3.03    No Further Ownership Rights. All Merger Consideration paid upon the surrender for exchange of the Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares and, after the Effective Time, there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the Shares that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Book-Entry Shares are presented to the Paying Agent, Surviving Corporation or Parent for any reason, they shall be canceled and exchanged for the Merger Consideration as provided in this Article III, subject to applicable Law in the case of Appraisal Shares.
Section 3.04    Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former Company Stockholders on the date twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such Company Stockholder is entitled under this Article III shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Laws) for payment of claims with respect thereto.
Section 3.05    No Liability. None of Parent, the Surviving Corporation or Merger Sub or any of their respective Representatives shall be liable to any holder of Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such Shares twenty-four (24) months after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law or Order, become the property of Parent free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.06    Withholding of Tax. Notwithstanding anything to the contrary set forth in this Agreement, Parent, the Surviving Corporation, any Affiliate thereof and the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement to any holder of Shares, Appraisal Shares, Company RSUs or Company PSUs, such amounts as Parent, the Surviving Corporation, any Affiliate thereof or the Paying Agent, as applicable, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-United States Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation, any Affiliate thereof, or the Paying Agent and are paid over to the applicable Governmental Authority in accordance with applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 3.07    FIRPTA Certificate. Prior to the Closing, the Company shall deliver to Parent a statement in accordance with Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) dated not more than thirty (30) days before the Closing Date certifying that the interests in the Company are not United States real property interests within the meaning of Section 897(c) of the Code; provided, that, the delivery of this statement shall not be a condition to the Closing, and, if the Company fails to deliver such statement prior to Closing, Parent’s sole remedy shall be to withhold any applicable Taxes that may be required under Section 1445 of the Code (determined taking into account Section 1445(b)(6) of the Code, treating any outstanding shares of Company Common Stock as “regularly traded on an established securities market” pursuant to Treasury Regulation §§ 1.1445-2(c)(2) and 1.897-9T(d)(2) and (4), and not treating any part of the Merger as described in Treasury Regulation §1.897-1(c)(2)(iii)(B) unless as a result of a change in Law occurring after the date of this Agreement) in accordance with the provisions of Section 3.06 of this Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in any Company Report filed with, or furnished to, the SEC by the Company and publicly available at least two (2) Business Days prior to the date of this Agreement (excluding any redactions or specified omissions therein to the extent the full text of such Company Report has not been made available to Parent or any disclosures set forth in any “risk factors” section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or set forth in the corresponding section of the Company Disclosure Letter (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement or the Company Disclosure Letter to the extent reasonably apparent on its face to such Section or subsection), the Company represents and warrants to each of the other parties hereto as follows:
Section 4.01    Organization and Good Standing; Organizational Documents.
(a)    Each of the Company and its Subsidiaries (i) is a corporation or other legal entity, duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, except where any failure to be in good standing would not be material to the Company and its Subsidiaries, taken as a whole, (ii) has full corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority would not be material to the Company and its Subsidiaries, taken as a whole, and (iii) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(b)    The copies of the Company Certificate of Incorporation and Company Bylaws that are incorporated by reference into the Company 10-K are complete and correct copies thereof as in effect on the date hereof. The Company is not in violation of any of the provisions of the Company Certificate of Incorporation or the Company Bylaws. The Subsidiaries of the Company are not in violation of any of the provisions of their respective organizational documents, except for violations that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
Section 4.02    Authority for Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action (including the approval of the Company Board of Directors), and no other corporate proceedings on the part of the Company or any Subsidiary of the Company, and no other votes or approvals of any class or series of capital stock or other equity interests of the Company or any Subsidiary of the Company, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby (other than, with respect to the consummation of the Merger and the adoption of this Agreement, the Merger and the other transactions contemplated hereby, the Company Required Vote). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited against the Company by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and to general equitable principles (whether considered in a proceeding in equity or at law), as from time to time in effect, or (b) the exercise by courts of equity powers (together, the “Bankruptcy and Equity Exception”). As of the date of this Agreement, the Non-Recused Directors, constituting a quorum of the Company Board of Directors, have unanimously adopted resolutions (i) determining that this Agreement, the Merger and the other transactions contemplated hereby are fair, advisable and in the best interests of the Company and the Company Stockholders, (ii) approving this Agreement, the Merger and the other transactions contemplated hereby and (iii) declaring its advisability and making the Company Recommendation. The only vote of the stockholders of the Company required to adopt this Agreement, the Merger and the other transactions contemplated hereby is the Company Required Vote.
Section 4.03    Capitalization.
(a)    The authorized capital stock of the Company consists of 400,000,000 shares of Company Common Stock and 100,000,000 shares of preferred stock. As of the close of business on July 31, 2026 (the “Measurement Date”), 32,943,747 shares of Company Common Stock are issued and outstanding of which 0 shares are held in the Company’s treasury, no shares of preferred stock are issued and outstanding and no shares of Company Common Stock or preferred stock are held by a Subsidiary of the Company. All issued and outstanding Shares are, and any additional shares of Company Common Stock issued by the Company after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and non-assessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Other than the issued and outstanding shares of Company Common Stock, there are no other outstanding shares of capital stock of or other voting securities or equity interests in the Company.
(b)    As of the Measurement Date, (i) 1,420,291 shares of Company Common Stock are subject to outstanding Company RSUs, (ii) 356,879 shares of Company Common Stock are subject to Company PSUs (assuming maximum performance), (iii) 2,513,495 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the Company Equity Plan and (iv) 1,670,721 shares of Company Common Stock are subject to the Company Warrant, with an exercise price of $17.00 as of the date of this Agreement. Except as set forth in Section 4.03(a) and this Section 4.03(b), as of the date hereof, there are no Company Stock Rights. Section 4.03(b) of the Company Disclosure Letter sets forth a list of each outstanding Company RSU granted pursuant to the Company Equity Plan or otherwise, including, as applicable, the holder, type of award, date of grant, and number of shares of Company Common Stock subject thereto (at both target and maximum levels, if applicable) and the vesting schedule of such Company RSU.
(c)    Each grant of a Company Equity Award was duly authorized no later than the date on which the grant of such Company Equity Award was by its terms to be effective by all necessary corporate action.
(d)    There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or Company Stock Rights or to pay any dividend or make any other distribution in respect thereof. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company.
Section 4.04    Company Subsidiaries. Exhibit 21.1 to the Company 10-K sets forth a list, as of the date hereof, of all the Subsidiaries of the Company. Except for the Subsidiaries of the Company referenced in the prior sentence and except for investment assets owned by the Company Insurance Subsidiary acquired in the ordinary course of business consistent with past practice in accordance with its existing investment policies and guidelines, the Company does not own, directly or indirectly, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other Person. The Company or one of its wholly-owned Subsidiaries is the owner of all issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company and all such shares are duly authorized, validly issued, fully paid and non-assessable. The Company has made available to Parent true, complete and accurate copies of the charter documents of the Company and each Subsidiary thereof, as amended to the date of this Agreement. All of the issued and outstanding shares of capital stock or other equity interests of each Subsidiary of the Company are owned by the Company or one of its wholly-owned Subsidiaries free and clear of all Liens (other than Permitted Liens). There are no outstanding Subsidiary Stock Rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interests of any Subsidiary of the Company or any Subsidiary Stock Rights or to pay any dividend or make any other distribution in respect thereof. There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any Subsidiary of the Company is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of any Subsidiary of the Company.
Section 4.05    No Conflict; Required Filings and Consents.
(a)    The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger (subject to the approval of this Agreement by the Company Required Vote) and the other transactions contemplated by this Agreement will not, (i) conflict with or violate any provision of the Company Certificate of Incorporation or Company Bylaws, or the equivalent charter documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 4.05(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties set forth in Section 5.03(b), conflict with or violate any Law applicable to the Company or its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which the Company or any of its Subsidiaries is entitled under, any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of the Company or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

(b)    The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization, waiver of, or filing with or notification to, or registration or qualification with, any Governmental Authority, except for applicable requirements, if any, of (i) the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, (ii) the HSR Act, (iii) the NYSE, (iv) filing and recordation of the Certificate of Merger, as required by the DGCL, (v) the consents, approvals, authorizations, waivers, filings and notifications set forth in Section 4.05(b) of the Company Disclosure Letter and (vi) such other consents, approvals, authorizations, waivers, filings and notifications that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
Section 4.06    Compliance with Laws; Permits.
(a)    The Company and its Subsidiaries hold, and at all times since May 23, 2024 have held, all Company Permits and are, and since May 23, 2024 have been, in compliance with the terms of such Company Permits, except where the failure to hold or be in compliance with such Company Permits would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. All Company Permits are valid and in full force and effect in accordance with their terms except where the invalidity or lack of full force and effect of such Company Permits would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. The business of the Company and its Subsidiaries is not being conducted in violation of any Law or Order, and the Company and its Subsidiaries have, since May 23, 2024, complied with all Laws and Orders applicable to them or their respective businesses, except for violations that would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Since May 23, 2024, neither the Company nor any of its Subsidiaries has received any written or oral notice from any Governmental Authority alleging (i) any material violation of any term or requirement of any Company Permit in any material respect or (ii) any actual revocation, non-renewal, impairment, withdrawal, suspension, cancellation, termination of, or modification to, any Company Permit, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(b)    Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the manner in which the Company Producer compensates each Employee Producer in connection with the business of solicitation, writing, sale or production of insurance Contracts by such Employee Producer is in compliance with applicable Law. Except as would not, individually or in the aggregate, be materially adverse to the Company Producer, to the Knowledge of the Company, as of the date hereof, no Employee Producer has been enjoined, indicted, convicted or made the subject of any Order on account of any violation of any applicable Laws in connection with such Employee Producer’s actions in his or her capacity as a Producer for Company Producer, or any enforcement or disciplinary proceeding alleging any such violation.
(c)    Neither the Company nor any of its Subsidiaries have made a filing with any Governmental Authority seeking an exemption under 18 U.S.C. § 1033(e)(2) with respect to any Employee Producer.

(d)    Since May 23, 2024, none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or its Subsidiaries, has taken any action, directly or indirectly (i) in furtherance of any unlawful contributions, payments, gifts, entertainment, or provision of any other thing of value to any U.S., state, or other government official or any “foreign official” (as that term is defined in the Foreign Corrupt Practices Act of 1977 (“FCPA”)); (ii) that would constitute an unlawful offer to pay, promise to pay, or a payment of money or anything of value to any director, officer, agent, employee or other person acting on behalf of another company or entity in the course of their business dealings with the Company and its Subsidiaries in order to induce such person to act against the interest of his or her employer or principal; (iii) established or maintained any unrecorded funds of the type prohibited in the FCPA or any other similar applicable Law concerning bribery or corruption; or (iv) has accepted or received any unlawful contributions, payments, gifts or expenditures.
(e)    None of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or its Subsidiaries is (i) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control (collectively, “Sanctions”); (ii) located, organized or resident in a country or territory that is the subject of comprehensive Sanctions; or (iii) engaged in any activities or business that would materially violate Sanctions.
(f)    The Company and its Subsidiaries have, at all times since May 23, 2024, been in material compliance with applicable AML Laws.
Section 4.07    Litigation; Orders.
(a)    As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or their respective directors or officers in their capacities as such, that, if determined adversely, would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(b)    As of the date hereof, there is no Order outstanding against the Company or any of its Subsidiaries or their respective businesses that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(c)    To the Knowledge of the Company, as of the date hereof, there is no examination, investigation or review by any Governmental Authority with respect to the Company or any of its Subsidiaries that is pending or is being threatened in writing that would, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
Section 4.08    Company Reports; Financial Statements.
(a)    The Company has filed all Company Reports required to be filed with the SEC. As of their respective filing date or, if amended, as of the date of that last such amendment, each Company Report has complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable. None of the Company Reports contained when filed (or, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading. As of the date hereof, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company Reports and to the Knowledge of the Company, none of the Company Reports is the subject of any ongoing SEC review or outstanding SEC investigation.
(b)    The Company has made available to Parent copies of all of the Company Financial Statements.  The Company Financial Statements comply as to form, as of the dates and for the periods referred to therein and as of their respective filing dates with the SEC, in all material respects with the applicable accounting requirements and the applicable rules and regulations of the SEC with respect thereto. The Company Financial Statements were prepared in accordance with GAAP, consistently applied for the periods involved, and fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of its operations, accumulated other comprehensive income (loss), stockholders’ equity and cash flows for the respective periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).
(c)    There are no liabilities of the Company or any of its Subsidiaries that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto), other than liabilities (i) disclosed and provided for in the Company Balance Sheet or in the balance sheets included in the Specified Company Reports, (ii) incurred in the ordinary course of business since December 31, 2025, (iii) incurred on behalf of the Company in connection with the transactions contemplated by this Agreement or (iv) which would not, individually or in the aggregate, reasonably be likely to be material to the Company and its Subsidiaries, taken as a whole.
(d)    Since May 23, 2024, the Company has maintained “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) reasonably designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to the Company Reports.
(e)    Since May 23, 2024, the Company has maintained a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) under the Exchange Act) reasonably designed to provide reasonable assurance (i) that receipts and expenditures are made in accordance with management’s authorization, (ii) that transactions are recorded as necessary to permit the preparation of financial statements in accordance with GAAP and (iii) regarding prevention and timely detection of the unauthorized acquisition, use or disposition of the Company’s and any of its Subsidiaries’ assets, provided that, with respect to the foregoing clauses (i) through (iii), the Company makes no representation as to its compliance with Section

404 of the Sarbanes-Oxley Act of 2002 as of an earlier date than it would otherwise be required to so comply under applicable Law.
(f)    Since May 23, 2024, neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors, have identified nor have been aware of (i) any “significant deficiencies” or “material weaknesses” in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For the purposes of this Section 4.08(f), the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Appendix A of Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.
(g)    Since May 23, 2024 through the Business Day prior to the date hereof, (i) neither the Company nor any of its Subsidiaries has received any material complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any credible complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices or maintains improper or inadequate internal accounting controls and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or their respective officers, directors, employees or agents to the Company Board of Directors or any committee thereof or to any director or officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002.
(h)    There are no “off balance sheet arrangements” as defined in Item 303 of Regulation S-K under the Securities Act, to which the Company or any of its Subsidiaries is a party.
Section 4.09    Absence of Certain Changes or Events. Except as contemplated by, or as disclosed in, this Agreement, since December 31, 2025 through the date hereof, (a) the Company and its Subsidiaries have conducted their businesses in the ordinary course in all material respects and (b) there has not been any event, change, fact, condition, occurrence, effect or development that, individually or in the aggregate, has had, or would be reasonably likely to have, a Company Material Adverse Effect.
Section 4.10    Contracts.
(a)    Section 4.10(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all Contracts to which the Company or any of its Subsidiaries is a party to or bound that meets the following criteria (each, a “Material Contract”):
(i)    that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)    containing covenants binding upon the Company or any of its Subsidiaries that materially restricts the ability of the Company or any of its Subsidiaries to compete in any business or in any geographic area that is material to the Company and its Subsidiaries, taken as a whole, as of the date hereof;
(iii)    containing “most favored nation” provisions or that grant a right of exclusivity, first offer or first refusal to any Person that is material to the Company and its Subsidiaries, taken as a whole, as of the date hereof;
(iv)    with respect to a joint venture or partnership or similar agreement or arrangement that is material to the Company and its Subsidiaries, taken as a whole, as of the date hereof;
(v)    any Contract with an Engaged Producer;
(vi)    any agreement with an Insurance Carrier other than the Company Insurance Subsidiary that is not (A) a Reinsurance Contract or (B) a Contract entered into in the ordinary course of business for which the Company or any of its Subsidiaries is an insured;
(vii)    providing for the incurrence, assumption or guarantee of Indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $2,000,000, other than any (A) Indebtedness between or among any of the Company and any of its Subsidiaries and (B) Indebtedness under the Company Credit Agreement or any letters of credit thereunder;
(viii)    limiting or prohibiting the payment of dividends or distributions in respect of the capital stock or other equity interests of the Company or any of its Subsidiaries, prohibiting the pledging of capital stock of the Company or any of its Subsidiaries or prohibiting the issuance of guarantees by the Company or any of its Subsidiaries (other than pursuant to applicable Law or Order);
(ix)    pursuant to which the Company or any of its Subsidiaries (A) is granted a license or right (including a covenant not to sue or assert) to any Intellectual Property of any Person (other than Contracts for the license of Open Source Software, Contracts for the non-exclusive license of generally commercially available Software on standard terms and conditions, including pursuant to “click-wrap” or “shrink-wrap” agreements or Contracts in which a non-exclusive license is incidental to the purpose of the Contract taken as a whole), or (B) grants any license or right (including a covenant not to sue or assert) to any Owned Intellectual Property to any Person (excluding non-exclusive licenses granted to customers in the ordinary course of business and Contracts in which a non-exclusive license is incidental to the purpose of the Contract taken as a whole);
(x)    that is a collective bargaining agreement;
(xi)    relating to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect (other than this Agreement and confidentiality agreements in connection with any potential acquisition, divestiture, merger or similar transaction);
(xii)    any Contract with any Governmental Authority other than Contracts entered into in the ordinary course of business;
(xiii)    any Contract between the Company or any of its Subsidiaries, on the one hand, and the Company Insurance Subsidiary, on the other hand, including any management, underwriting, administrative services or claims administration agreement;
(xiv)    any settlement or similar agreement with respect to an Action that contains covenants that materially affect the conduct of the Company’s or any of its Subsidiaries’ businesses, taken as a whole;
(xv)    pursuant to which the Company or any of its Subsidiaries receives (x) investment management, investment advisory or subadvisory services; or (y) any administrative or consulting services, from any Person (other than the Company and its wholly owned Subsidiaries) and, in each case, which involved payments by the Company or any of its Subsidiaries to such Person of amounts in excess of $1,000,000 during the year ended December 31, 2025; or
(xvi)    pursuant to which the Company or any of its Subsidiaries (other than the Company Insurance Subsidiary) is required to contribute capital or pay any amount to the Company Insurance Subsidiary;
except, in each case, for any (A) Contract that may be canceled without material penalty by the Company or any of its Subsidiaries upon notice of one hundred and twenty (120) days or less, (B) Contract between the Company or any of its Subsidiaries, on the one hand, and Parent or any of its Subsidiaries, on the other hand and (C) insurance Contract or policy, Reinsurance Contract, Company Lease or Benefit Plan.
(b)    Each of the Material Contracts is valid and binding on the Company and each of its Subsidiaries party thereto and, to the Knowledge of the Company, as of the date of this Agreement, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect which would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. As of the date hereof, there is no default under any Material Contract by the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries, or to the Knowledge of the Company, any other party thereto, in each case except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
Section 4.11    Company Insurance Subsidiary. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Subsidiary of the Company that conducts the business of insurance (the “Company Insurance Subsidiary”) is (a) duly licensed or authorized as an insurance company in its jurisdiction of organization and (b) duly licensed, authorized or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted. None of the Company nor any of its Subsidiaries other than the Company Insurance Subsidiary is engaged in or has engaged in business that requires under applicable Law a Permit to act as an Insurance Carrier. The Company Insurance Subsidiary is not “commercially domiciled” under the applicable Law of any jurisdiction and is not otherwise treated as domiciled in a jurisdiction other than its domiciliary jurisdiction. As of the date hereof, there are no unpaid claims or assessments made in writing or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by any insurance guaranty association in connection with such association’s insurance guaranty fund, other than unpaid claims or assessments (i) disclosed, provided for, reflected in, reserved against or otherwise described in the Company Statutory Statements provided or made available to Parent or (ii) as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
Section 4.12    Statutory Statement.
(a)    Except for any failure to file or submit the same that has been cured or resolved to the satisfaction of the applicable Insurance Regulator without imposition of any fine or penalty, since May 23, 2024, the Company Insurance Subsidiary has filed or submitted all annual, quarterly and other periodic statutory financial statements, together with all exhibits, interrogatories, notes, schedules and actuarial opinions, affirmations or certifications, in each case, required by applicable Insurance Law to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance or reinsurance, as applicable (collectively, the “Company Statutory Statements”).
(b)    The Company has made available to Parent, to the extent permitted by applicable Law and to the extent required to be filed with the applicable Insurance Regulator as of the date of this Agreement, all Company Statutory Statements as of December 31, 2024 and December 31, 2025, and for the annual periods then ended, each in the form filed with the applicable Insurance Regulator. The financial statements included in such Company Statutory Statements fairly present, in conformity in all material respects with applicable SAP, in each case, consistently applied for the periods involved, the statutory financial position of the Company Insurance Subsidiary at the respective dates thereof and the results of operations and changes in capital and surplus (or stockholders’ equity, as applicable) of the Company Insurance Subsidiary for the respective periods then ended. Such Company Statutory Statements complied in all material respects with all applicable Insurance Laws when filed or submitted and no material violation or deficiency has been asserted in writing (or, to the Knowledge of the Company, orally) by any Insurance Regulator with respect to any of such Company Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such Insurance Regulator.
(c)    The Company Insurance Subsidiary has not received any “permitted practices” or “prescribed practices” or any permission to deviate from SAP from, nor has an outstanding request for such to, an Insurance Regulator in connection with the Company Statutory Statements, which have not been disclosed in the notes to the Company Statutory Statements prior to the date hereof.

Section 4.13    Insurance Regulatory Matters.
(a)    Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company Insurance Subsidiary is not subject to any restrictions imposed by any Governmental Authority other than those generally applicable to similarly situated insurance companies.
(b)    Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, since May 23, 2024, the Company and the Company Insurance Subsidiary have timely filed all registrations (including registrations required as a member of an insurance holding company system), statements, applications, schedules, forms, notices, reports, regulatory filings or submissions or other filings required to be filed by it with any Governmental Authority (including all material supplements and amendments to any of the foregoing, the “Regulatory Filings”) in the manner prescribed by applicable Law and obtained any required approvals or non-disapprovals of Governmental Authorities with respect thereto. All Regulatory Filings complied in all material respects with applicable Law in effect when filed, and no deficiencies or violations have been asserted by any Governmental Authority with respect to such Regulatory Filings that have not been resolved to the satisfaction of the applicable Insurance Regulator and, to the Knowledge of the Company, such Regulatory Filings did not contain any material misstatements or omissions.
(c)    The Company has made available to Parent complete and correct copies of (i) all material Regulatory Filings filed since May 23, 2024 through the date hereof by the Company or the Company Insurance Subsidiary with any Insurance Regulator, including all material correspondence related thereto; (ii) the most recent written report on financial examination and written market conduct reports of the Company Insurance Subsidiary and all other written reports or findings from any audits, examinations or investigations (including the written reports or findings from any financial, market conduct and similar examinations or drafts of such written reports or findings if the final report or findings are not yet available) performed with respect to the Company Insurance Subsidiary by or on behalf of any Governmental Authority and all other written material reports on financial examination, written market conduct reports and other written reports delivered by any Governmental Authority, including all written material correspondence or consent orders related thereto, since May 23, 2024 through the date hereof; (iii) all insurance holding company system act filings or submissions made by the Company Insurance Subsidiary since May 23, 2024 through the date hereof; and (iv) all analyses and written reports submitted by the Company Insurance Subsidiary to the Insurance Regulator in its state of domicile since May 23, 2024 through the date hereof relating to its risk-based capital calculations, as well as true, accurate and complete copies of all substantive responses from the relevant Insurance Regulators related to such submissions. As of the date hereof, the Company Insurance Subsidiary is not subject to any pending or, to the Knowledge of the Company, threatened regulatory examinations or reviews, including any financial or market conduct examination by a Governmental Authority. Since May 23, 2024 through the date hereof, there have been no material fines or censures imposed by any Governmental Authority on the Company or the Company Insurance Subsidiary, and as of the date hereof, no Governmental Authority having jurisdiction over the Company or the Company Insurance Subsidiary has, to the Knowledge of the Company, threatened to impose any material fine or censure.

(d)    As of the date hereof, there is no (i) written agreement, memorandum of understanding, commitment letter or similar undertaking with any Insurance Regulator that is binding on the Company or any of its Subsidiaries or (ii) order or directive by, supervisory letter (other than those provided on an industry or sector wide basis) or cease-and-desist order from, any Insurance Regulator that is binding on the Company or any of its Subsidiaries that (A) limits in any material respect the ability of the Company Insurance Subsidiary to conduct its business, including its ability to issue or enter into any reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements, (B) requires the divestiture of any material investment of any Subsidiary, (C) limits in any material respect the ability of the Company Insurance Subsidiary to pay dividends, (D) gives rise to any capital maintenance obligation or (E) requires any material investment of the Company Insurance Subsidiary to be treated as a non-admitted asset (or the local equivalent).
Section 4.14    Insurance Business.
(a)    The Company Insurance Subsidiary does not issue, and has not issued, any insurance Contracts or policies, other than the Reinsurance Contracts. All insurance policies and Contracts underwritten or administered through the business of the Company and its Subsidiaries are issued by the insurers listed on Section 4.14 of the Company Disclosure Letter and reinsured to the Company Insurance Subsidiary pursuant to the Reinsurance Contracts listed on Section 4.14 of the Company Disclosure Letter.
(b)    Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) all advertising, promotional and sales materials and other marketing practices used by the Company Producer are in compliance with applicable Law as of the date hereof and (ii) the Company Producer is, and since May 23, 2024, has been, in compliance with applicable Law regulating administration and claims handling of insurance Contracts and policies.
Section 4.15    Insurance Agency Matters.
(a)    Neither the Company nor any of its Subsidiaries except the Company Producer currently acts or since May 23, 2024 has acted in the capacity of a Producer.
(b)    Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, since May 23, 2024, the Company Producer has complied with applicable Law relating to (i) price fixing, “bid rigging,” “steering” and other anticompetitive activities, (ii) unlawful rebating and inducements, (iii) the segregation of and accounting for premium trust funds and all regulatory and other requirements of any Governmental Authority relating to trust accounts and insurance premium liability, (iv) market conduct recommendations resulting from audits, examinations or investigations by any Governmental Authority and (v) unclaimed property and escheatment requirements.
(c)    To the Knowledge of the Company, no employee of the Company Producer receives or has received any material payment for his or her own account from any customer of the Company Producer in connection with the business of the Company Producer.

(d)    At all times since May 23, 2024, the Company Producer had a duly appointed designated responsible licensed producer, duly licensed as required by applicable Law, in the jurisdictions and for the types of business written, sold or produced by the Company Producer.
(e)    Since May 23, 2024, the Company Producer has not (i) engaged in any insurance risk bearing or risk sharing activities in any capacity or (ii) placed or provided any securities products or services for any customers.
Section 4.16    Reinsurance.
(a)    Section 4.16(a) of the Company Disclosure Letter sets forth a true and correct list of all reinsurance or retrocession treaties or agreements, slips, binders, cover notes or other similar arrangements to which the Company Insurance Subsidiary is a party and has any existing material rights or material obligations as of the date hereof (the “Reinsurance Contracts”), each of which is in full force and effect in accordance with its terms. The Company has made available to Parent and Merger Sub a true and correct copy of each such Reinsurance Contract in effect as of the date hereof. Each Reinsurance Contract is a legal, valid and binding obligation of the Company Insurance Subsidiary, and to the Knowledge of the Company, each other party thereto, and is enforceable against the Company Insurance Subsidiary, and, to the Knowledge of the Company, each other party thereto, in accordance with its terms (except in each case as may be limited by the Bankruptcy and Equity Exception).
(b)    Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (i) the Company Insurance Subsidiary has appropriately taken credit in its Company Statutory Statements pursuant to Insurance Laws for reinsurance ceded pursuant to any Reinsurance Contracts to which it is a party and all such amounts recoverable have been properly recorded in its books and records of account (if so accounted therefor) and are properly reflected in its Company Statutory Statements, and no Governmental Authority has objected in writing to such characterization and accounting, (ii) as of the date hereof, neither the Company Insurance Subsidiary nor, to the Knowledge of the Company, any reinsurer to any Reinsurance Contract is (with or without notice or lapse of time or both) in default or breach under the terms of such Reinsurance Contract or has failed to perform any material obligation under any such Reinsurance Contract, and, to the Knowledge of the Company, there does not exist any event, condition or omission that would constitute such a breach or default (whether by lapse of time or notice or both), (iii) as of the date hereof, neither the Company Insurance Subsidiary nor, to the Knowledge of the Company, any reinsurer to any Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and the financial condition of any such reinsurer is not impaired to the extent that a default thereunder is reasonably anticipated, (iv) as of the date hereof, no written notice of any intention to cancel, terminate or change the scope of rights or obligations under, or not to renew, any Reinsurance Contract has been received by the Company Insurance Subsidiary from any such reinsurer, and there are no pending or threatened disputes with respect to any Reinsurance Contract, (v) since May 23, 2024, neither the Company nor any of its Subsidiaries has received any written notice from any applicable reinsurer that any amount of reinsurance ceded by the Company Insurance Subsidiary, as applicable, to such counterparty will be uncollectible or otherwise defaulted on and (vi) there are no, and since May 23, 2024 there have been no, disputes under any Reinsurance Contracts other than disputes in the ordinary course for which adequate loss reserves have been established in accordance with GAAP or SAP, as applicable. None of the Reinsurance Contracts is finite reinsurance, financial reinsurance or such other form of reinsurance that does not meet the risk transfer requirements under applicable Laws or that does not qualify for risk transfer and reinsurance treatment under GAAP and SAP.
Section 4.17    Engaged Producers. To the Knowledge of the Company and except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect:
(a)    No Engaged Producer (i) as of the date hereof is in violation of, or since May 23, 2024 has been in violation of, any term or provision of any applicable Law with respect to the writing, marketing, production or sale of the Contracts issued by the Company Insurance Subsidiary and the Company Producer, as applicable, (ii) has breached the terms of any Contract with the Company Insurance Subsidiary and the Company Producer, as applicable, or (iii) to the Knowledge of the Company, has been enjoined, indicted, convicted or made the subject of any Order on account of any violation of any applicable Laws in connection with such Engaged Producer’s actions in his, her or its capacity as a Producer for the Company Insurance Subsidiary and the Company Producer as applicable.
(b)    Neither the Company Insurance Subsidiary nor the Company Producer, as applicable, is engaged in any dispute with any Engaged Producer, no Engaged Producer has notified the Company Insurance Subsidiary or the Company Producer, as applicable (whether in writing or orally) that it intends to terminate or reduce its business relations with the Company Insurance Subsidiary or the Company Producer, as applicable.
(c)    (i) All amounts payable to the Company Insurance Subsidiary and the Company Producer, as applicable, by Engaged Producers are fully collectible in the ordinary course of business and (ii) no Engaged Producer is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy, or similar proceeding.
(d)    The manner in which the Company Insurance Subsidiary or the Company Producer, as applicable, compensates each Engaged Producer in connection with the business of solicitation, writing, sale or production of insurance Contracts by such Engaged Producer is in compliance with applicable Law.
Section 4.18    Reserves. The reserves, contingency reserve, funds or provisions for losses, claims, premiums, loss and loss adjustment expenses of the Company Insurance Subsidiary contained in its Company Statutory Statements (a) were derived from the books and records of the Company Insurance Subsidiary, (b) were, except as otherwise noted in the applicable Company Statutory Statement, determined in all material respects in accordance with generally accepted actuarial standards and SAP, in either case consistently applied throughout the specified period (except as indicated in the notes thereto) and (c) satisfied the requirements of all applicable Insurance Laws in all material respects.
Section 4.19    Actuarial Reports. As of the date of this Agreement with respect to the Company Insurance Subsidiary, the Company has made available to Parent the actuarial reports set forth in Section 4.19 of the Company Disclosure Letter (the “Actuarial Reports”). The factual information and data furnished by the Company and the Company Insurance Subsidiary to its independent actuaries in connection with the preparation of such Actuarial Reports were derived from the books and records of the Company and its Subsidiaries and, to the Knowledge of the Company, are accurate in all material respects for the periods covered by such reports. To the Knowledge of the Company, the Actuarial Reports were prepared in conformity in all material respects with applicable Law and using appropriate modeling procedures actuarially applied, and were prepared in conformity with generally accepted actuarial standards consistently applied. No independent actuary has issued to the Company or the Company Insurance Subsidiary any errata with respect to the Actuarial Reports, nor notified the Company or the Company Insurance Subsidiary in writing that any Actuarial Report is inaccurate in any material respect.
Section 4.20    Taxes. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect:
(a)    Since May 23, 2024, the Company and each of its Subsidiaries have (i) timely filed or caused to be filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by such entities, and all such Tax Returns are complete and correct in all material respects, and (ii) timely paid or caused to be timely paid all Taxes (whether or not shown as due on such Tax Returns).
(b)    Since May 23, 2024, all Taxes required to be withheld under applicable Tax Law in connection with amounts paid by the Company or any Subsidiary of the Company to any employee, independent contractor, creditor or stockholder have been withheld and, to the extent required by applicable Tax Law, paid to the appropriate Governmental Authority.
(c)    There are no audits with respect to any Tax Returns of the Company or any of its Subsidiaries in progress as of the date hereof.
(d)    No waivers of statutes of limitations in respect of Taxes have been granted by the Company or any of its Subsidiaries that are currently outstanding.
(e)    Neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority in a jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns that the Company or any such Subsidiary, as applicable, is subject to taxation by that jurisdiction, which notice has not since been resolved.
(f)    There are no agreements currently in effect relating to the allocation or sharing of Taxes to which the Company or any of its Subsidiaries is a party, other than such agreements (i) between or among any of the Company and its Subsidiaries or (ii) entered into in the ordinary course of business the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements.
(g)    Neither the Company nor any of its Subsidiaries is required to include any amounts in income after the Closing Date as a result of an adjustment pursuant to Section 481(a) of the Code with respect to a change in accounting method that occurred before the date hereof.

Section 4.21    Related Party Transactions. Since January 1, 2026 through the date hereof, there has been no transaction, or series of related transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, other than (i) any transaction, or series of related transactions, agreements, arrangements or understandings to which Parent or any of its Affiliates was or is to be a party or (ii) any compensatory arrangement with any director or officer or other employee of the Company or its Subsidiaries, in each case, that is or are of a type that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act (“Related Party Transaction”).
Section 4.22    Employee Benefit Plans.
(a)    Section 4.22(a) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of (i) each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and (ii) each other material employee benefit plan, program or arrangement, including any stock option, stock purchase, stock appreciation right or other stock or stock-based incentive plan, cash bonus or incentive compensation arrangement, retirement or deferred compensation plan, profit sharing plan, disability, perquisite, unemployment or severance compensation plan, or employment agreement, retention, change of control or other similar fringe, welfare or other employee benefit plan, program or arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, in each case that the Company or any of its Subsidiaries presently sponsors, participates in, is a party or contributes to, or with respect to which the Company or any of its Subsidiaries has any current or potential liability (each, whether or not material, a “Benefit Plan”).
(b)    With respect to each material Benefit Plan, the Company has made available to Parent a true and complete copy of such Benefit Plan, including any amendments thereto (it being understood that, in the case of individual agreements that do not materially deviate from a form agreement, templates may be provided in lieu of copies of individual agreements that conform to such templates), and a true and complete copy of the following items (in each case, only if applicable) (i) each trust or other funding arrangement, insurance policies and other funding vehicles, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed annual report on IRS Form 5500, (iv) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto, (v) written results of all required qualified plan nondiscrimination testing for the past three (3) years and (vi) the most recently received IRS determination letter.
(c)    During the past six (6) years, neither the Company, any of its Subsidiaries nor any of their respective ERISA Affiliates has maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in or contribute to), (i) a plan which is subject to Section 412, 430 or 4971 of the Code or Section 302 or Title IV of ERISA, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) a multiple employer plan as described in Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA or (v) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries nor any of their respective ERISA Affiliates incurred any withdrawal liability with respect to a “multiemployer plan” as defined in Section 3(37) of ERISA which remains unsatisfied, and, to the Knowledge of the Company, no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company or any of its Subsidiaries or any of their respective ERISA Affiliates.
(d)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, with respect to each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (i) each such Benefit Plan has received a favorable determination or opinion letter from the IRS with respect to its qualification or the plan sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Benefit Plan, (ii) the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code and (iii) to the Knowledge of the Company, no event has occurred and no circumstances exist with respect to the operation of any such plan which would reasonably be likely to result in disqualification or adversely affect such exemption, or result in the imposition of any liability, penalty or Tax under ERISA or the Code.
(e)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) each Benefit Plan has been established, maintained, funded and administered in compliance with its terms and the applicable requirements of the Code, ERISA and other applicable Laws and (ii) all premiums due or payable with respect to insurance policies funding any Benefit Plan have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Company Financial Statements.
(f)    No Benefit Plan provides for post-termination health, medical or life insurance benefits, except for health continuation coverage pursuant to Section 4980B of the Code or Part 6 of Subtitle B of Title I of ERISA, any other applicable Law or at the expense of the participant or the participant’s beneficiary.
(g)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) there are no and, since May 23, 2024, there have not been any, audits or investigations and none of the Company or any of its Subsidiaries has received written notice of a potential audit or investigation by any Governmental Authority with respect to any Benefit Plan and (ii) there are no pending or, to the Knowledge of the Company, threatened material actions, claims, lawsuits or other material proceedings against or involving any Benefit Plan (other than routine claims for benefits payable in the normal course).
(h)    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event) (i) result in any material payment becoming due, or materially increase the amount of any compensation or benefits due, to any current or former officer, employee, or director of the Company or any of its Subsidiaries or with respect to any material Benefit Plan, (ii) materially increase any benefits otherwise payable under any material Benefit Plan, or (iii) result in the acceleration of the time of payment, vesting or funding of any such compensation or benefits under any material Benefit Plan.

(i)    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement will (either alone or in combination with another event) result in any payment or benefit (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) that could reasonably be construed, individually or in combination with any other such payment, to constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
Section 4.23    Labor Matters.
(a)    None of the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other labor union contract applicable to employees of the Company or any of its Subsidiaries and, to the Knowledge of the Company, there are not any activities or pending proceedings of any labor union to organize any such employees. Additionally, (i) there is no unfair labor practice charge or complaint pending before any applicable Governmental Authority relating to the Company or any of its Subsidiaries, (ii) there is no labor strike, material slowdown or material work stoppage or lockout pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, and since May 23, 2024, none of the Company or any of its Subsidiaries has experienced any strike, material slowdown or material work stoppage, lockout or other collective labor action by or with respect to its employees, and (iii) there is no representation claim or petition pending before any applicable Governmental Authority.
(b)    Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company and each of its Subsidiaries is, and since May 23, 2024 has been, in compliance with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, overtime, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees and independent contractors, and the collection and payment of withholding and social security Taxes. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, since May 23, 2024, there have been no, there are no pending and, to the Knowledge of the Company, threatened, material actions, claims, lawsuits or other material employment-related proceedings against or involving the Company or any of its Subsidiaries or any employee of the Company or any of its Subsidiaries.
(c)    Since May 23, 2024, none of the Company or any of its Subsidiaries has effectuated a “plant closing” or “mass layoff” (as defined in the United States Worker Adjustment and Retraining Notification Act, or any similar Law) or taken any other action that would trigger notice or liability under any state, local or foreign plant closing notice Law.
(d)    To the Knowledge of the Company, no current or former employee or individual independent contractor of the Company or any of its Subsidiaries who earns an annual base salary in excess of $300,000 is in material violation of a proprietary information and inventions agreement or similar agreement.

(e)    To the Knowledge of the Company, no executive officer of the Company or its Subsidiaries is bound by any Contract or subject to any Order that would materially interfere with the use of such Person’s ability to provide services to the Company or any of its Subsidiaries.
(f)    To the Knowledge of the Company, since May 23, 2024, (i) no allegations of sexual harassment or sexual misconduct have been made against any director, officer or other employee of the Company or any of its Subsidiaries who earns an annual base salary in excess of $300,000, and (ii) none of the Company or any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any director, officer or employee of the Company or any of its Subsidiaries at the level of Head or above.
Section 4.24    Intellectual Property.
(a)    Section 4.24(a) of the Company Disclosure Letter sets forth a true, accurate and complete list of all (i) registered or applied for trademarks and service marks, (ii) patents and patent applications, (iii) registered copyrights, and (iv) Internet domain names, in each case, included in the Owned Intellectual Property ((i)-(iv) collectively, “Registered Intellectual Property”), listing for each such item of Registered Intellectual Property, as applicable, (A) the name of the applicant or registrant and current owner; (B) date of application or issuance; (C) the jurisdiction where the application or registration is located; and (D) the application or registration number. All Registered Intellectual Property is subsisting, valid and, to the Knowledge of the Company, enforceable.
(b)    Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the Company or a Subsidiary of the Company exclusively owns all right, title, and interest in and to each item of Owned Intellectual Property, and has a valid license or other right, to use all third party Intellectual Property used by the Company or its Subsidiaries in the conduct of their respective businesses (such third party Intellectual Property, “Licensed Intellectual Property”) in each case, free and clear of all Liens (other than Permitted Liens).
(c)    Since May 23, 2024, no Actions against the Company or any of its Subsidiaries have been pending or, to the Knowledge of the Company, threatened with respect to the ownership, enforceability, use, scope or validity of any Owned Intellectual Property.
(d)    Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, to the Knowledge of the Company, (i) as of the date hereof, no Person is infringing, diluting, misappropriating, or otherwise violating any Owned Intellectual Property and (ii) the Company and its Subsidiaries, including the operation of their respective businesses as operated during the period since May 23, 2024 through the date hereof, are not infringing, diluting, misappropriating or otherwise violating, and have not during the period since May 23, 2024 through the date hereof infringed, diluted, misappropriated or otherwise violated, any Intellectual Property rights of any other Person. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, since May 23, 2024, none of the Company or any of its Subsidiaries has sent to or received from any other Person any written charge, complaint, claim, demand, notice or other communication alleging interference, infringement, dilution, misappropriation or violation of the Intellectual Property of any Person.
(e)    The Company and its Subsidiaries own, validly lease, validly license, or otherwise have a valid right to access and use all Systems used in the operation of their respective businesses. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, none of the Systems nor any Proprietary Software contains any malicious code, program or other internal component or device (e.g., “viruses,” “worms”, “time bombs”, “key-locks”, Trojan horse, software routines, computer time bomb, backdoor, drop dead device, information technology or similar component) that is intended or designed to disable, disrupt, erase, damage, destroy, otherwise harm or impede the operation of or to allow unauthorized access to any software, information technology, data or information. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, since May 23, 2024, (i) the Systems have not experienced any malfunction, crash, security breach, failure or other adverse event affecting the Systems that caused a material disruption to the operation of the business of the Company or any of its Subsidiaries and (ii) neither the Company nor any of its Subsidiaries have experienced a material Security Breach. The Company and its Subsidiaries maintain commercially reasonable backup, security, disaster recovery and business continuity plans, procedures, and facilities. The Company and each of its Subsidiaries have taken commercially reasonable measures to protect the integrity and security of the Systems and the information stored therein.
(f)    The Company and each of its Subsidiaries has taken commercially reasonable steps to protect the confidentiality of any (i) material Trade Secrets included in the Owned Intellectual Property and (ii) to the extent contractually obligated, material Trade Secrets included in the Licensed Intellectual Property (collectively, “Company Trade Secrets”). Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, no Company Trade Secrets have been disclosed by the Company or any of its Subsidiaries to any Person other than pursuant to a valid and enforceable written agreement restricting the disclosure and use of Company Trade Secrets. To the Knowledge of the Company, no present or former officer, director, employee, consultant or contractor of the Company or any of its Subsidiaries has misappropriated any Trade Secrets of any Person in the course of the performance of responsibilities to such Company or Subsidiary, as applicable.
(g)    Neither the Company nor any of its Subsidiaries is a party to any Contract (i) requiring the sharing or disclosure of any source code for any Proprietary Software with any Person (including any escrow agent or service) or (ii) granting to any Person a license, option or right with respect to any source code for any Proprietary Software, other than to employees of the Company or any of its Subsidiaries involved in the development or maintenance thereof who are subject to obligations of confidentiality and non-use with respect thereto. To the Knowledge of the Company, there has been no reverse engineering, decompiling, disassembling or other unauthorized disclosure of or access to any source code to any Proprietary Software. None of the Proprietary Software that is licensed or made available by the Company or any of its Subsidiaries to any third party uses, incorporates, links to or is based upon any Open Source Software.
Section 4.25    Privacy and Data Security.

(a)    The Company and each of its Subsidiaries has posted written privacy notices relating to the Processing of Personal Data to the extent required by Privacy and Security Requirements, and, as of the date hereof, the Company and each of its Subsidiaries are in compliance in all material respects with such posted written privacy notices. To the extent required by Privacy and Security Requirements, the Company and each of its Subsidiaries have provided or delivered written privacy notices to applicable customers.
(b)    There are no pending Actions, nor, since May 23, 2024 through the date hereof, has there been any Action, initiated by any Governmental Authority or any Person alleging that any Processing of Personal Data by or on behalf of the Company or any of its Subsidiaries is in violation of any Privacy and Security Requirements, nor has the Company or any of its Subsidiaries received any written complaints, claims, demands, inquiries or other notices, including a notice of investigation, from any Person or Governmental Authority regarding the Company’s or any of its Subsidiaries’ compliance with Privacy and Security Requirements (excluding ordinary course requests to exercise rights under applicable Laws concerning the Processing of Personal Data, such as requests to delete, access, or correct Personal Data). To the Knowledge of the Company, the Company and each of its Subsidiaries are not under investigation by any Governmental Authority for any actual or potential violation of any Privacy and Security Requirements.
(c)    The Company and each of its Subsidiaries have implemented commercially reasonable physical, technical and administrative safeguards designed to protect the integrity, availability, confidentiality, and security of the information systems in their possession or control and of Personal Data processed by or on behalf of the Company and each of its Subsidiaries, including protecting Personal Data from Security Breaches.
(d)    To the extent required by applicable Privacy and Security Requirements, the Company and each of its Subsidiaries require all third parties Processing Personal Data to (i) comply with Privacy and Security Requirements applicable to the Company and each of its Subsidiaries and (ii) use commercially reasonable security measures with respect to Personal Data collected by or on behalf of the Company and each of its Subsidiaries. To the Knowledge of the Company, such third parties are and have been in material compliance with such requirements with respect to Personal Data.
(e)    The Company and each of its Subsidiaries are and have been in compliance with all Privacy and Security Requirements, except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.
(f)    Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, the execution, delivery and performance of this Agreement, including the provision to and continued use by Parent of Personal Data, shall not cause, constitute or result in a material breach or violation of any Privacy and Security Requirement.
Section 4.26    Insurance Coverage. The Company and its Subsidiaries maintain policies of insurance in such amounts and against such risks as the Company believes to be commercially reasonable. Except as would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, (a) all such insurance policies are in full force and effect and

(b) neither the Company nor any of its Subsidiaries is in breach of or default under any such insurance policy.
Section 4.27    Real Property.
(a)    Section 4.27(a) of the Company Disclosure Letter sets forth a true and complete list of each Company Lease, including (i) the address or other description of each real property subject to a Company Lease (the “Leased Real Property”), and (ii) the identity of the landlord or sublandlord, as applicable. The Company has made available to Parent true, correct and complete copies of each Company Lease. Except as set forth in Section 4.27(a) of the Company Disclosure Letter: (1) the Company or one of its Subsidiaries has a valid leasehold interest pursuant to each Company Lease, free and clear of all Liens (other than Permitted Liens); (2) each Company Lease is in full force and effect and constitutes a valid and binding obligation of the Company or its applicable Subsidiary, and, to the Knowledge of the Company, each other party thereto, enforceable against such parties in accordance with its terms, subject to the Bankruptcy and Equity Exception; (3) neither the Company nor any of its Subsidiaries has received or given written notice of any default under any Company Lease that remains uncured as of the date of this Agreement, and, to the Knowledge of the Company, no event has occurred that, with notice or lapse of time or both, would constitute a material default by the Company or any of its Subsidiaries under any Company Lease; and (4) neither the Company nor its applicable Subsidiary has assigned or transferred any material interest in any Company Lease or sublet any material portion of the Leased Real Property that remains in effect as of the date of this Agreement, other than (A) any such arrangement solely between or among the Company and its Subsidiaries and (B) any collateral assignment granted in connection with the Company Credit Agreement, except in the case of clauses (2), (3) and (4), where the failure of such representations to be true would not reasonably be likely to have a Company Material Adverse Effect.
(b)    Neither the Company nor any of its Subsidiaries owns, or has ever owned, any real property in fee simple or otherwise holds any ownership interest in real property.
Section 4.28    Proxy Statement; Schedule 13E-3. None of the information to be supplied by or on behalf of the Company for inclusion in the Proxy Statement or the Schedule 13E-3 will, (a) in the case of the Proxy Statement (or any amendment thereof or supplement thereto), as of the date of filing thereof or mailing to the Company Stockholders and as of the date of the Company Stockholders Meeting and (b) in the case of the Schedule 13E-3 (or any amendment thereof or supplement thereto), as of the date of filing thereof and as of the date of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.29    Takeover Statutes.
(a)    Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 5.10, the Company Board of Directors has taken or shall have taken all action prior to the Closing to ensure that no restrictions included in any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation

(including Section 203 of the DGCL) enacted under state or federal laws in the United States applicable to the Company are applicable to the Merger or the other transactions contemplated hereby.
(b)    The Company has no rights plan or other similar agreement or arrangement or any anti-takeover provision in the Company Certificate of Incorporation or the Company Bylaws that is, or at the Effective Time shall be, applicable to Parent, Merger Sub, the Merger or the other transactions contemplated by this Agreement.
Section 4.30    Financial Advisor Opinion. The Company Board of Directors has received an oral opinion (to be confirmed by delivery of a written opinion) of Ardea Partners LP to the effect that, as of the date of such opinion, based upon and subject to the various assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received by the holders (other than the Company, any Subsidiary of the Company, Parent, Merger Sub or any other Subsidiary of Parent and holders of Appraisal Shares) of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders. It is agreed and understood that such opinion is for the benefit of the Company Board of Directors and may not be relied on by Parent or Merger Sub for any purpose.
Section 4.31    Brokers or Finders. No broker, finder or investment banker (other than Ardea Partners LP) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of the Company, its Subsidiaries or any of their respective directors, officers or employees. The Company has furnished to Parent on a confidential basis a copy of any Contract pursuant to which Ardea Partners LP or any Affiliate thereof is entitled to any compensation relating to the transactions contemplated by this Agreement.
Section 4.32    Investment Assets. The Company has provided Parent with a true, correct and complete list of all investment assets, including bonds, stocks, alternative investments, other securities, loans, mortgage loans, limited partnership interests, real estate, joint ventures, and other investments (“Investment Assets”), that were carried on the books and records of the Company or any of its Subsidiaries as of June 30, 2026. Except for Investment Assets that matured or were sold, redeemed or otherwise disposed of after June 30, 2026, the Company and its Subsidiaries, or a trustee acting on behalf of the Company or any such Subsidiary, has good and valid title to all of the Investment Assets it purports to own, free and clear of all Liens except Permitted Liens. The Company has provided Parent with a true, correct and complete copy of the investment policies and guidelines of the Company and each of its Subsidiaries, and each of the Investment Assets complies in all material respects with the applicable investment policies and guidelines of the Company and its Subsidiaries.
Section 4.33    No Other Representation or Warranty. Except for the representations and warranties expressly set forth in this Article IV, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided to Parent, Merger Sub or their Representatives or Affiliates in connection with the transactions contemplated hereby. Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent, Merger Sub or their respective Representatives or Affiliates, or Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of, any such information, including any information, documents, projections, forecasts or any other material made available to Parent, Merger Sub or their Representatives or Affiliates in connection with Parent’s and Merger Sub’s consideration and review of the transactions contemplated hereby, unless any such information is expressly included in a representation or warranty set forth in this Article IV. Except for the representations and warranties set forth in Article V, the Company acknowledges that none of Parent, Merger Sub or any Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided or made available to the Company in connection with the transactions contemplated by this Agreement.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the Parent Disclosure Letter (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement or the Parent Disclosure Letter to the extent reasonably apparent on its face to such Section or subsection), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
Section 5.01    Organization and Good Standing. Each of Parent and its Subsidiaries, including Merger Sub, (a) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation, (b) has full corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority would not be material to Parent and its Subsidiaries, taken as a whole, and (c) is duly qualified or licensed to do business as a foreign corporation and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.

Section 5.02    Authority for Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub, and no other votes or approvals of any class or series of capital stock or other equity interests of Parent or Merger Sub, are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, except as enforcement thereof may be limited against Parent or Merger Sub by the Bankruptcy and Equity Exception. As of the date of this Agreement, the Board of Directors of Parent has adopted resolutions approving this Agreement, the Merger and the other transactions contemplated hereby and Parent, as the sole stockholder of Merger Sub, has adopted this Agreement.
Section 5.03    No Conflict; Required Filings and Consents.
(a)    The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, (i) conflict with or violate Parent’s certificate of incorporation or the Parent Bylaws, or the equivalent charter documents of Merger Sub, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 5.03(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties set forth in Section 4.05(b), conflict with or violate any Law applicable to Parent or its Subsidiaries or by which any property or asset of Parent or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which Parent or any of its Subsidiaries is entitled under, any Contract to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries, or any property or asset of Parent or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of Parent or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
(b)    The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation of the Merger and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization, waiver of, or filing with or notification to, or registration or qualification with, any Governmental Authority, except for applicable requirements, if any, of (i) the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, (ii) the HSR Act, (iii) the NYSE, (iv) filing and recordation of the Certificate of Merger, as required by the DGCL, (v) the consents, approvals, authorizations, waivers, filings and notifications set forth in Section 5.03(b) of the Parent Disclosure Letter and (vi) such other consents, approvals, authorizations, waivers, filings and notifications that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
Section 5.04    Compliance. Parent and its Subsidiaries, including Merger Sub, hold all Parent Permits and are in compliance with the terms of such Parent Permits, except where the failure to hold or be in compliance with such Parent Permits would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. The business of Parent and its Subsidiaries, including Merger Sub, is not being conducted in violation of any Law or Order, and Parent and its Subsidiaries have since January 1, 2025, complied with all Laws and Orders applicable to them or their respective businesses, except in each case for violations that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect. Since January 1, 2025 through the Business Day prior to the date hereof, neither Parent nor any of its Subsidiaries has received any written notification or, to the Knowledge of Parent, oral notification from any Governmental Authority of any violation of Law applicable to Parent or any of its Subsidiaries, except for violations that would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
Section 5.05    Litigation.
(a)    As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries, including Merger Sub, that, if determined adversely, would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
(b)    As of the date hereof, there is no Order outstanding against Parent or any of its Subsidiaries, including Merger Sub, or their respective businesses that would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
Section 5.06    No Regulatory Impediments.
(a)    No investigation or review by any Governmental Authority with respect to Parent or any of its Subsidiaries or their respective businesses is pending or, to the Knowledge of Parent, threatened in writing that would, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect.
(b)    Since December 31, 2025, no Parent Material Adverse Effect has occurred.
Section 5.07    Sufficient Funds. Parent has the financial capacity to perform, and to cause Merger Sub and the Surviving Corporation to perform, their respective obligations under this Agreement. At the Closing, Parent will have available to it unencumbered sufficient cash or cash equivalents, committed credit facilities or other sources of immediately available funds to enable it (i) to fund all of Parent’s, Merger Sub’s and the Surviving Corporation’s obligations under this Agreement, including the deposit of the Exchange Fund pursuant to Section 3.01 and the other amounts contemplated by Article II and Article III and (ii) to pay all related fees and expenses, and any other amounts payable or required to be paid by Parent, Merger Sub, the Surviving Corporation or any of their respective Subsidiaries pursuant to the terms of this Agreement and in connection with the Merger and the other transactions contemplated hereby. Parent’s obligation (or those of any of its Affiliates (including Merger Sub and the Surviving Corporation)) to consummate the Merger or any of the other transactions contemplated hereby are not in any way contingent upon or otherwise subject to Parent (or any Affiliate’s (including Merger Sub’s and the Surviving Corporation’s)) consummation of any financing arrangements, Parent’s obtaining (or any of Parent’s Affiliates (including Merger Sub and the Surviving Corporation) obtaining) of any financing or the availability, grant, provision or extension of any financing to Parent (or to any of Parent’s Affiliates (including Merger Sub and the Surviving Corporation)).
Section 5.08    Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and Merger Sub has not, and immediately prior to the Effective Time will have not, engaged in any business or incurred any liabilities or obligations other than in connection with the transactions contemplated by this Agreement.

Section 5.09    Ownership of Shares. Parent beneficially owns (within the meaning of Section 13 of the Exchange Act) and will, as of the date of the Company Stockholders Meeting, beneficially own at least 4,700,928 shares of Company Common Stock. Neither Parent, nor any of its Affiliates, including Merger Sub, is a party, or will prior to the Closing Date become a party, to any Contract (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any shares of Company Common Stock.

Section 5.10    Vote/Approval Required. No vote or consent of the holders of any class or series of equity interests of Parent or any of its Affiliates is necessary to approve this Agreement, the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to adopt this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.11    Proxy Statement; Schedule 13E-3. None of the information to be supplied by Parent or Merger Sub for inclusion in the Proxy Statement or the Schedule 13E-3 will, (a) in the case of the Proxy Statement (or any amendment thereof or supplement thereto), as of the date of filing thereof or mailing to the Company Stockholders and as of the date of the Company Stockholders Meeting and (b) in the case of the Schedule 13E-3 (or any amendment thereof or supplement thereto), as of the date of filing thereof and as of the date of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, with respect to information provided by Parent or Merger Sub, in light of the circumstances under which they are made, not misleading.
Section 5.12    Brokers or Finders. No broker, finder or investment banker (other than Keefe, Bruyette & Woods, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub or any of their respective directors, officers or employees.

Section 5.13    No Other Representation or Warranty. Except for the representations and warranties expressly set forth in this Article V, neither Parent nor Merger Sub nor any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent, Merger Sub, or their respective Subsidiaries or their respective businesses or with respect to any other information provided to the Company or its Representatives or Affiliates in connection with the transactions contemplated hereby. Except for the representations and warranties set forth in Article IV, each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated by this Agreement.
ARTICLE VI

COVENANTS

Section 6.01    Conduct of Business by the Company Pending the Merger. During the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement, except as otherwise contemplated or permitted by, or necessary to effectuate the transactions contemplated by, this Agreement, as set forth in Section 6.01 of the Company Disclosure Letter, as required by applicable Law, Order, Contracts made available to Parent or with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (x) the Company shall and shall cause each of its Subsidiaries to conduct their respective businesses and operations in the ordinary course of business consistent with past practice in all material respects, (y) to the extent consistent with clause (x) above and clause (z) below, the Company shall and shall cause each of its Subsidiaries to use commercially reasonable efforts to preserve its business organization and its assets in the ordinary course of business, and its goodwill and its relationships with material customers, employees, reinsurers, agents and other Persons with whom the Company or any of its Subsidiaries have significant business relationships and (z) the Company shall not and shall cause each of its Subsidiaries not to (it being understood that no act or omission by the Company or any of its Subsidiaries with respect to the matters specifically addressed by any provision of this clause (z) shall be deemed to be a breach of clauses (x) or (y)):
(a)    declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its Subsidiaries’ capital stock or other equity interests, other than any dividends or distributions by a Subsidiary of the Company to the Company or to any other Subsidiary of the Company;
(b)    adjust, split, combine or reclassify, pledge, dispose of or encumber any of its capital stock or other equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except with respect to (i) adjustments, splits, combinations, reclassifications or issuances with respect to any of the Company’s Subsidiaries which does not alter the Company’s relative ownership and control of such Subsidiary and (ii) pledges or encumbrances granted to secure the Company’s obligations under the Company Credit Agreement;
(c)    repurchase, redeem or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests or any Company Stock Rights, other than (i) the withholding of shares of Company Common Stock to satisfy Tax obligations incurred in connection the vesting and settlement of Company RSUs or Company PSUs or (ii) the acquisition by the Company of Company RSUs or Company PSUs (and the shares underlying such awards) in connection with the forfeiture of such awards, in each case, in accordance with their respective terms;

(d)    issue, grant, deliver or sell any shares of its capital stock or other equity interests, other than the issuance of shares of Company Common Stock upon the vesting of Company RSUs and Company PSUs outstanding as of the date hereof in accordance with the terms thereof or granted after the date hereof not in contravention of this Section 6.01;
(e)    issue, grant or deliver any new equity-based incentive award pursuant to the Company Equity Plan or otherwise;
(f)    amend (i) the Company Certificate of Incorporation or Company Bylaws or (ii) equivalent organizational documents of the Company’s Subsidiaries;
(g)    purchase an equity interest in, or a substantial portion of the assets of, any Person or any division or business thereof, if the aggregate amount of the consideration paid or transferred by the Company and its Subsidiaries in connection with all such transactions would exceed $20,000,000, or merge or consolidate with any Person, in each case, other than (i) any such action solely between or among the Company and its Subsidiaries or (ii) pursuant to the investment policies and guidelines of the Company or any of its Subsidiaries;
(h)    sell, lease, transfer, license, mortgage, encumber, abandon or otherwise dispose of any of its properties or assets (including capital stock or other equity interests of any Subsidiary of the Company) that are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole, other than (i) sales or other dispositions of assets in the ordinary course of business consistent with past practice, (ii) leases and subleases of real property by the Company or its Subsidiaries, and voluntary terminations or surrenders of leases on real property held by the Company or its Subsidiaries, in each case, in the ordinary course of business consistent with past practice, (iii) solely of assets pursuant to the investment policies and guidelines of the Company or any of its Subsidiaries, (iv) sales or other dispositions of assets utilized in the operations of the Company or its Subsidiaries the total value of which does not exceed $10,000,000 in the aggregate, (v) sales or other dispositions of obsolete assets, (vi) mortgages or encumbrances granted to secure the obligations under the Company Credit Agreement or (vii) Permitted Liens;
(i)    (i) sell, assign, transfer, license, abandon, cancel, allow to lapse, pledge, encumber, fail to renew, maintain or pursue filed applications for, allow to enter the public domain or otherwise dispose of any Owned Intellectual Property, other than non-exclusive licenses granted in the ordinary course of business consistent with past practice or pledges or encumbrances granted to secure the obligations under the Company Credit Agreement, or (ii) disclose to any Person any material Company Trade Secrets or other non-public material Owned Intellectual Property, except pursuant to written obligations of confidentiality and non-use entered in the ordinary course of business consistent with past practice;
(j)    incur or assume any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person (collectively, “Indebtedness”), other than (i) any borrowings under the Company Credit Agreement and any issuances of letters of credit thereunder, (ii) guarantees by the Company of

Indebtedness of its Subsidiaries or guarantees by the Subsidiaries of Indebtedness of the Company or (iii) additional Indebtedness in an aggregate principal amount not to exceed $10,000,000;
(k)    make, cancel, waive, release, forgive or discharge any loans or capital contributions to, or investments in, any Person, other than (i) to the Company or any of its Subsidiaries, (ii) in the ordinary course of business consistent with past practice or (iii) pursuant to the investment policies and guidelines of the Company or any of its Subsidiaries;
(l)    settle any material Action made or pending against the Company or any of its Subsidiaries, or any of their respective directors or officers in their capacities as such, or waive any claims of material value, other than any settlement or waiver (i) in the ordinary course of business consistent with past practice or (ii)(A) for an amount not to exceed, for any such settlement individually, $500,000 (net of the amount reserved for such matters by the Company or amounts covered by insurance) and (B) that would not reasonably be likely to prohibit or materially restrict the Company and its Subsidiaries from operating their business in substantially the same manner as operated on the date of this Agreement;
(m)    cancel or repay (other than any repayments under the Company Credit Agreement) any material Indebtedness, other than in the ordinary course of business consistent with past practice, or amend, modify or waive any material terms, benefits, claims or rights in connection with any material Indebtedness, other than any Indebtedness between or among any of the Company and any of its Subsidiaries or incurred in connection with the Company Credit Agreement;
(n)    make any material change (i) in any accounting methods, principles or practices, including by seeking any permitted practice, (ii) to the investment policies and guidelines of the Company or any of its Subsidiaries or (iii) other than in the ordinary course, to any of the actuarial, underwriting, claims administration, pricing, loss adjusting, reserving or reinsurance policies, practices or principles of the Company Insurance Subsidiary, in each case, other than as required by changes in GAAP or in SAP prescribed or permitted by the applicable insurance regulatory authorities and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board;
(o)    except (i) as required by a Benefit Plan as of the date hereof or any Benefit Plan entered into or amended after the date hereof not in contravention of this Agreement or (ii) in the ordinary course of business consistent with past practice with respect to any employee or other individual service provider of the Company or any of its Subsidiaries who does not receive an annual base salary in excess of $300,000, (A) increase the compensation or benefits of any employee or other service provider of the Company or any of its Subsidiaries, (B) accelerate the time of payment or vesting of, or the lapsing of material restrictions with respect to, or fund or otherwise secure the payment of, any compensation or benefits of any employee or other individual service provider of the Company or any of its Subsidiaries or (C) enter into, amend or terminate any material Benefit Plan (or any plan, program, agreement or arrangement that would be a material Benefit Plan in effect on the date hereof) or grant or amend any incentive awards, including equity-based awards, thereunder;

(p)    (i) terminate without “cause” the employment of any employee or individual independent contractor of the Company or any of its Subsidiaries who receives an annual base salary in excess of $300,000 or (ii) hire or engage any individual to become employed by the Company or any of its Subsidiaries or provide services to the Company or any of its Subsidiaries who receives an annual base salary in excess of $300,000;
(q)    except as in the ordinary course of business consistent with past practice, (i) revoke or change any material Tax election, (ii) change any method of Tax accounting, (iii) settle or compromise any material Tax liability, (iv) file any material Tax Return or amended Tax Return, (v) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, in each case to the extent that doing so would reasonably be likely to result in a material incremental cost to Parent, the Company or any of its Subsidiaries after the Closing, (vi) fail to pay any material amount of Taxes that are due and payable (including estimated Tax payments), (vii) enter into any closing or similar agreement with a Governmental Authority in respect of any Taxes or obtain or request any Tax ruling, or (viii) enter into any Tax sharing or allocation agreement other than an agreement the primary purpose of which is not related to Taxes, such as leases, licenses or credit agreements;
(r)    (i) amend or modify in any material respect, commute, terminate, assign, cancel, renew or extend any Material Contract or Reinsurance Contract, (ii) waive, release or assign any material rights or claims under any Material Contract or Reinsurance Contract, (iii) issue or enter into any assumed Reinsurance Contract or (iv) enter into any Contract that if in effect as of the date hereof would be a Material Contract or ceded Reinsurance Contract, other than in the ordinary course of business consistent with past practice in each of the cases (i), (ii) and (iv) of this clause (r);
(s)    enter into, amend, modify or waive any rights under any Related Party Transaction, in each case to the extent that doing so would reasonably be likely to result in a material incremental cost to the Company and its Subsidiaries or otherwise be materially adverse to the Company and its Subsidiaries;
(t)    enter into any new line of business or make any material change to any line of business of the Company or its Subsidiaries as of the date of this Agreement;
(u)    abandon, surrender, modify, waive, terminate, fail to renew, allow to lapse or otherwise adversely change any Company Permit of the Company Insurance Subsidiary that would, or would reasonably be likely to, materially restrict, limit or otherwise constrain the business or operations of the Company or any of its Subsidiaries (including the Company Insurance Subsidiary), except as required by applicable Law;
(v)    enter into any consent order, memorandum of understanding, supervisory or corrective order, or other agreement or undertaking with any Insurance Regulator or other Governmental Authority that would, or would reasonably be likely to, materially restrict, limit or otherwise constrain the business or operations of the Company or any of its Subsidiaries (including the Company Insurance Subsidiary);
(w)    redomesticate the Company Insurance Subsidiary;

(x)    authorize, recommend, adopt or announce an intention to adopt any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, other than, in the case of any Subsidiary of the Company, that is not material to the Company and its Subsidiaries, taken as a whole;
(y)    make, commit to make or authorize any capital expenditures that are in excess of $2,000,000 individually or $10,000,000 in the aggregate; provided, however, that the Company and its Subsidiaries shall be permitted to make emergency capital expenditures in the event that the Company determines in its reasonable judgment, after consultation with Parent, that such capital expenditures are necessary to maintain its ability to operate its businesses in the ordinary course or for the safety of individuals, assets or the environment;
(z)    (i) enter into any agreement or commitment for the purchase, acquisition, sale, lease, sublease, license, sublicense, occupancy or other direct or indirect disposition of any real property or any interest therein, (ii) acquire any fee simple title to, or interest in, real property or (iii) materially amend or modify, voluntarily terminate or rescind, sublease, exercise or decline any material option, or request or grant any material waiver under, any Company Lease, in each case other than in the ordinary course of business consistent with past practice; or
(aa)    authorize, agree in writing, to take, or commit to, any of the actions described in this Section 6.01.
Nothing set forth in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing set forth in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
Section 6.02    Access to Information and Employees; Confidentiality.
(a)    From the date hereof to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, afford the Representatives of Parent and Merger Sub, upon not less than two (2) days’ prior written notice, which shall be directed to the Company’s General Counsel, reasonable access during normal business hours to the senior officers, offices and books and records of the Company. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be obligated to provide any such access or information to the extent that doing so (i) would reasonably be likely to cause a waiver of an attorney-client privilege or loss of attorney work product protection, (ii) would constitute a violation of any applicable Law or (iii) would interfere unreasonably with the business or operations of the Company or its Subsidiaries. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not risk waiver of such privilege, violate the applicable Law, Contract or interfere unreasonably.
(b)    Except for disclosures expressly permitted by the terms of the Confidentiality Agreement, Parent and Merger Sub shall hold, and shall cause their respective Representatives to hold, all information received, directly or indirectly, from the Company or its Representatives in confidence in accordance with the Confidentiality Agreement; provided, however, to the extent of any conflict between the provisions of the Confidentiality Agreement and this Agreement, the terms of this Agreement shall govern; provided, further that the term of the Confidentiality Agreement shall be hereby deemed amended to the later of (i) the second (2nd) anniversary of the date of the Confidentiality Agreement and (ii) the date that is one year from the termination of this Agreement. The Confidentiality Agreement shall survive any termination of this Agreement.
Section 6.03    Reasonable Best Efforts to Consummate Merger; Regulatory Matters.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall, and Parent shall cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated hereby, including using reasonable best efforts to (i) obtain all necessary consents, approvals, authorizations or waivers from Governmental Authorities and making all necessary registrations, filings and notices with any Governmental Authority (including under Insurance Laws and the HSR Act) and (ii) execute and deliver any additional agreements, documents or instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, except, in each case, (A) as would, or would reasonably be expected to, constitute or result in a Burdensome Condition or (B) as consented to in writing by the parties.
(b)    Parent, Merger Sub and their Affiliates shall be permitted to file, as promptly as reasonably practicable, requests for approval or non-disapproval from Governmental Authorities of the actions proposed to be taken and agreements proposed to be entered into by the Company Insurance Subsidiary on or following the Closing Date that are set forth on Section 6.03(b) of the Parent Disclosure Letter (the “Scheduled Form D Filings”). Without limiting the Company’s obligations under Section 6.03(a), upon the written request of Parent, the Company shall provide reasonable cooperation to Parent and its counsel in the preparation of, and, at the direction of Parent, the filing and review of the Scheduled Form D Filings. Parent acknowledges that none of the matters contemplated by Section 6.03(b) of the Parent Disclosure Letter nor approval thereof is a condition to the Closing or the consummation of the Merger or the other transactions contemplated by this Agreement.
(c)    In furtherance of and without limiting the foregoing, (i)  Parent shall, and shall cause its Affiliates to, file a “Form A” Acquisition of Control, together with all exhibits, business plans, projections and certificates required or requested by the Wisconsin Office of the Commissioner of Insurance, with the Wisconsin Office of the Commissioner of Insurance, within twenty (20) Business Days of the date hereof (other than biographical affidavits, which shall follow within ten (10) Business Days thereafter), (ii) each of Parent and the Company shall file a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice with respect to the transactions contemplated by this Agreement and requesting early termination of the waiting period under the HSR Act, within twenty (20) Business Days of the date hereof and (iii)  Parent shall file, or cause to be filed, within twenty (20) Business Days of the date hereof, all forms, registrations and notices required to be filed in connection with the TDI Filing. All filing fees payable in connection with the foregoing shall be borne by Parent. In furtherance of and without limiting the foregoing, Parent shall promptly provide, or cause to be provided, all agreements, documents, instruments, affidavits, statements or information that may be required or requested by any Governmental Authority relating to Parent (including any of its directors, officers, employees, partners, members or managers), its Affiliates and all Persons who are deemed or may be deemed to “control” Parent within the meaning of applicable Law, or its or their structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members or managers in connection with and as necessary to obtain all necessary approvals, authorizations or waivers from Governmental Authorities for the Merger and the other transactions contemplated by this Agreement.
(d)    Each of the Company, Parent and Merger Sub agrees that it shall consult with one another with respect to the obtaining of all consents, approvals, authorizations or waivers of Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and each of the Company, Parent and Merger Sub shall keep the others apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations or waivers. Parent and the Company shall have the right to review in advance and, to the extent practicable, and subject to any restrictions under applicable Law, each shall consult the other on, any filing made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated by this Agreement and each party agrees to reasonably consider in good faith any comments provided by the other parties. Parent, after good faith consultation and cooperation with the Company, shall have primary control of the strategy and process for obtaining any required approvals, consents, clearances, authorizations, or Orders from any Governmental Authority. Parent and the Company shall promptly furnish to each other copies of all such filings and written materials after their filing or submission, in each case subject to applicable Law. Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Authority relating to this Agreement or the transactions contemplated hereby and whose consent, approval, authorization or waiver is required to consummate the transactions contemplated by this Agreement, including promptly furnishing each other copies of any such written or electronic communication, and shall promptly advise each other when any such communication causes such party to believe there is a reasonable likelihood that any such consent, approval, authorization or waiver will not be obtained or that the receipt of any such consent, approval, authorization or waiver will be materially delayed or conditioned. None of Parent, Merger Sub and the Company shall, and Parent shall cause its Affiliates not to, permit any of their respective directors, officers, employees, partners, members, shareholders or any other Representatives to participate in any live or telephonic meeting (other than non-substantive scheduling or administrative calls and discussions in the ordinary course of business consistent with past practice that are not primarily related to this Agreement and the transactions expressly contemplated hereby) with any

Governmental Authority in respect of any filings, investigation or other inquiry relating to the transactions contemplated by this Agreement unless it consults with the other in advance or such live or telephonic meeting is initiated by a Governmental Authority and not scheduled in advance and, to the extent permitted by applicable Law and by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting (other than a meeting or telephone call initiated by such Governmental Authority and not scheduled in advance); provided, that in the case of any live or telephonic meeting initiated by a Governmental Authority and not scheduled in advance, the participating party shall promptly notify and provide a complete and accurate summary of such meeting to the non-participating parties. Notwithstanding the foregoing, in no event will any party hereto be required to disclose to any other party to this Agreement any information or materials that (i) contain personally identiﬁable information (including personal ﬁnancial statements or any other ﬁnancial information or tax-related information), (ii) are legally privileged or (iii) contain trade secrets or commercially or competitively sensitive information. For the avoidance of doubt, this Section 6.03(d) shall not apply with respect to Tax matters.
(e)    Notwithstanding anything to the contrary set forth in this Agreement, in no event shall any party hereto be required to agree to take or enter into any action which is not conditioned upon the Closing.
(f)    Notwithstanding anything in this Agreement to the contrary, Parent shall not be obligated to take or refrain from taking, or agree to it, its Affiliates, the Company or any of its Subsidiaries, taking or refraining from taking, any action (including any amendment, waiver or termination of an agreement, exhibit or schedule, including this Agreement) or to suffer to exist any condition, limitation, restriction, agreement or requirement in connection with the Specified Required Regulatory Approvals that, individually or in the aggregate with any other actions, conditions, limitations, restrictions or requirements in connection with the Specified Required Regulatory Approvals, would or would reasonably be expected to result in a Burdensome Condition. A “Burdensome Condition” shall mean any action, omission, condition, limitation, restriction, agreement or requirement that, individually or in the aggregate, would reasonably be expected to (i) result in a Company Material Adverse Effect, (ii) have the effect of requiring Parent or any of its Affiliates to provide any material new guaranty, keepwell, capital maintenance, capital injection, or other committed capital support, including reinsurance, or similar agreement or arrangement with respect to the Company or any of its Subsidiaries (including the Company Insurance Subsidiary), other than any guaranty, keepwell, capital maintenance, capital injection, other committed capital support, or similar agreement or arrangement set forth in, contemplated by or necessitated by the business plan or financial projections submitted by Parent or the applicable Affiliate of Parent to the Wisconsin Office of the Commissioner of Insurance in connection with the filing described in Section 6.03(c)(i) hereof, or (iii) be material and adverse to Parent and its Subsidiaries, taken as a whole; provided that, for purposes of this sub-clause (iii), Parent and its Subsidiaries collectively shall be deemed to be a consolidated group of entities of the same size and scale (financially and otherwise) as Company and its Subsidiaries, taken as a whole. Prior to Parent being entitled to invoke a Burdensome Condition, the parties and their respective Representatives shall promptly confer in good faith in order to (x) exchange and review their respective views and positions as to any Burdensome Condition or potential Burdensome Condition and (y) discuss and present to, and engage with, the applicable Governmental Authority regarding any approaches or actions that would avoid any actual Burdensome Condition or mitigate its impact so it is no longer a Burdensome Condition. Without the prior written consent of Parent, the Company shall not, and shall cause its Subsidiaries not to, take or refrain from taking any action or agree to the taking or refraining from any action or accept any condition, limitation, restriction, agreement or requirement that, individually or in the aggregate, would, or would reasonably be expected to, result in a Burdensome Condition.
Section 6.04    Proxy Statement; Schedule 13E-3.
(a)    As promptly as practicable after execution of this Agreement, the Company shall, in consultation with Parent, prepare, and the Company shall file with the SEC, no later than twenty (20) Business Days after the date of this Agreement, preliminary proxy materials which shall constitute the Proxy Statement. As promptly as practicable after comments are received from the SEC thereon (whether written or oral) and after the furnishing by the Company and Parent of all information required to be contained therein, the Company shall, in consultation with Parent, prepare and the Company shall file any required amendments to the Proxy Statement with the SEC. The Company shall notify Parent promptly of the receipt of any comments (written or oral) from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall consult with Parent regarding, and supply Parent with copies of, all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement. Prior to filing or mailing any proposed amendment of or supplement to the Proxy Statement, the Company shall provide Parent a reasonable opportunity to review and comment on such document (and shall reasonably consider any comments from Parent).
(b)    The Company and Parent shall cooperate to (i) concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with any amendments thereof or supplements thereto, the “Schedule 13E-3”) relating to the transactions contemplated by this Agreement, and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Schedule 13E-3, (ii) respond as promptly as practicable to any comments received from the SEC or staff of the SEC with respect to such filings and consult with each other prior to providing any response, (iii) as promptly as practicable, prepare and file any amendments or supplements necessary to be filed in response to any such comments, (iv) use reasonable best efforts to have cleared by the staff of the SEC the Schedule 13E-3 and (v) to the extent required by applicable Law, as promptly as practicable prepare and file any supplement or amendment to the Schedule 13E-3. Each party shall promptly notify the other upon the receipt of any comments (written or oral) from the SEC or its staff or any requests from the SEC or its staff for amendments or supplements to the Schedule 13E-3.
(c)    If, at any time prior to the Company Stockholders Meeting any information relating to the Company or Parent, or any of their respective Affiliates, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3, as applicable, so that the Proxy Statement or Schedule 13E-3, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties, and an appropriate amendment or supplement describing such information promptly shall be filed with the SEC, and, to the extent required by applicable Law, disseminated to the stockholders of the Company. The Company shall use reasonable efforts to have the Proxy Statement cleared by the SEC and shall thereafter mail to the Company Stockholders as promptly as practicable the Proxy Statement and all other proxy materials for the Company Stockholders Meeting.
Section 6.05    Company Stockholders Meeting.
(a)    Subject to the other provisions of this Agreement, the Company, acting through the Company Board of Directors, shall take all actions necessary in accordance with applicable Law, the Company Certificate of Incorporation, the Company Bylaws and the rules and regulations of the NYSE to establish a record date for, duly call, give notice of, convene and hold, as promptly as practicable after the SEC or the staff of the SEC clears the Proxy Statement for mailing to the Company Stockholders, the Company Stockholders Meeting for the purpose of considering and voting upon the adoption of this Agreement and the approval of the Merger and the other transactions contemplated by this Agreement. Subject to Section 6.06, to the extent permitted by applicable Law, the Company Board of Directors shall make the Company Recommendation and include the Company Recommendation in the Proxy Statement. Unless this Agreement has been duly terminated in accordance with the terms herein, the Company shall, subject to the right of the Company Board of Directors to modify its recommendation in a manner adverse to Parent under the circumstances as specified in Section 6.06, take all lawful action to solicit from the Company Stockholders proxies in favor of the proposal to adopt this Agreement, the Merger and the other transactions contemplated hereby and shall take all other action reasonably necessary or advisable to secure the vote or consent of the Company Stockholders that is required by the rules and regulations of the NYSE and the DGCL. Notwithstanding anything to the contrary set forth in this Agreement, the Company, after consultation with Parent, may adjourn or postpone the Company Stockholders Meeting (i) to the extent necessary to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Required Vote or to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the Company Stockholders, (ii) if as of the time for which the Company Stockholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting, or (iii) if such adjournment, recess, reconvening or postponement is required by Law or a court or other Governmental Authority of competent jurisdiction in connection with any actions in connection with this Agreement, the Merger or the other transactions contemplated hereby, or has been requested by the SEC or its staff.
(b)    Parent shall vote or cause to be voted any shares of Company Common Stock beneficially owned by it or any of its Affiliates or which it or any of its Affiliates has the power to cause to be voted, in favor of the adoption of this Agreement at the Company Stockholders Meeting or any other meeting of stockholders of the Company at which this Agreement shall be submitted for adoption, including all adjournments, recesses or postponements thereof.

Section 6.06    Takeover Proposals.
(a)    Except as expressly permitted by this Section 6.06, the Company and its Subsidiaries shall, and shall instruct their Representatives to, immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to a Takeover Proposal and until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VIII, not (A) solicit, initiate or knowingly encourage the making of any proposal that constitutes or could reasonably be expected to lead to a Takeover Proposal (other than contacting or engaging in discussions with the Person or group of Persons making a Takeover Proposal or its Representatives for the sole purpose of clarifying such Takeover Proposal), (B) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person or group or Persons any confidential information in connection with or with the purpose of facilitating, any Takeover Proposal or (C) approve, recommend, declare advisable or enter into any Takeover Proposal Documentation (except for confidentiality agreements permitted under Section 6.06(b)).
(b)    Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Company Required Vote, if the Company Board of Directors determines, after consultation with its financial advisor and outside counsel, that a Takeover Proposal constitutes or could reasonably be expected to lead to a Superior Proposal, the Company may (and may authorize and permit its Subsidiaries and Representatives to), subject to compliance with Section 6.06(d), (i) furnish information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to confidentiality agreements on customary terms not materially more favorable to such Person than those set forth in the Confidentiality Agreement (it being understood that such confidentiality agreement need not prohibit the making or amendment of a Takeover Proposal); provided, that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person, and (ii) participate in discussions and negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.
(c)    Neither the Company Board of Directors nor any committee thereof shall (i) withdraw, withhold, qualify or modify, or publicly propose to withdraw, withhold, qualify or modify, the approval, declaration of advisability or recommendation by the Company Board of Directors of this Agreement, the Merger or the other transactions contemplated hereby, (ii) fail to include the Company Recommendation in the Proxy Statement, (iii) if any Takeover Proposal that is a tender offer or exchange offer for the outstanding Shares is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an Affiliate of Parent), fail to recommend, within ten (10) Business Days after such commencement, against acceptance of such tender offer or exchange offer by the Company Stockholders, (iv) approve, recommend the adoption of, or publicly propose to approve or recommend the adoption of, any Takeover Proposal or (v) fail to publicly reaffirm the Company Recommendation within five (5) Business Days of a written request by Parent to make such public reaffirmation following the receipt by the Company of a public Takeover Proposal (other than in the case of a Takeover Proposal in the form of a tender offer or exchange offer) that has not been withdrawn; provided, that Parent may make any such request only once in any ten (10) Business Day period (each of (i) through (v), an “Adverse Recommendation Change”; notwithstanding the foregoing, the parties agree that any

“stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not be deemed to be an Adverse Recommendation Change).
(d)    Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, at any time prior to obtaining the Company Required Vote, the Company Board of Directors may, if, after consultation with its financial advisor and outside counsel, it determines that the failure to take such action would be inconsistent with the fiduciary duties of directors under applicable Law, (x) make an Adverse Recommendation Change in response to a Change in Circumstance, (y) make an Adverse Recommendation Change in response to a Superior Proposal or (z) cause or permit the Company to terminate this Agreement in order to enter into any Takeover Proposal Documentation regarding a Superior Proposal, if and only if:
(i)    the Company shall have given Parent notice at least four (4) Business Days prior to making any such Adverse Recommendation Change or causing or permitting the Company to terminate this Agreement pursuant to clause (z) of Section 6.06(d) above (in the case of a Superior Proposal, a “Company Superior Proposal Notice”), which notice shall include, as applicable, (A) a description of the material terms and conditions of any Superior Proposal that is the basis of the proposed action by the Company Board of Directors (including, if applicable, complete copies of any written proposals or offers and any other material documents or a reasonably detailed written summary of oral proposals or offers), the identity of the Person making such Superior Proposal, a description of any financing contingency in such Superior Proposal and a complete copy of any proposed definitive agreement for such Superior Proposal (if any), it being understood and agreed that (1) any material modification to the terms of such Superior Proposal (including any change in the amount or form of consideration) shall require a new Company Superior Proposal Notice and an additional two (2) Business Days period prior to taking any specified action and (2) in determining whether to make an Adverse Recommendation Change or to cause or permit the Company to so terminate this Agreement, the Company Board of Directors shall take into account any changes to the terms of this Agreement proposed by Parent in writing to the Company in response to any such notice or otherwise within the periods described above) or (B) a summary of the material event or development or material change in circumstance constituting such Change in Circumstance that is the basis of the proposed action by the Company Board of Directors;
(ii)    the Company has and has caused its Subsidiaries and its and their respective Representatives to make themselves reasonably available to negotiate with Parent and its Representatives throughout the periods referred to in Section 6.06(d)(i) above to the extent requested in writing by Parent in order to permit Parent to propose one or more amendments to this Agreement that would result in such Takeover Proposal ceasing to constitute a Superior Proposal or such other matter no longer constituting a Change in Circumstance; and
(iii)    after considering any proposed amendments to this Agreement made by Parent that Parent has offered as a binding amendment during the periods referred to in clause (i) above, if any, the Company Board of Directors shall have determined in good faith, after consultation with its financial advisor and outside counsel, that the failure to make the Adverse Recommendation Change in response to such Superior Proposal or Change in Circumstance or cause or permit the Company to terminate this Agreement in response to such Superior Proposal would be inconsistent with the fiduciary duties of its directors under applicable Law.
(e)    In addition to the obligations of the Company set forth in Section 6.06(a) and Section 6.06(b), the Company shall as promptly as practicable (and in any event within forty-eight (48) hours after receipt thereof) advise Parent in writing of any Takeover Proposal received by the Company, the material terms and conditions of any such Takeover Proposal and the identity of the Person making any such Takeover Proposal. The Company shall, subject to the fiduciary duties of directors under applicable Law, keep Parent reasonably informed on a prompt basis (and in any event within forty-eight (48) hours) of any material developments with respect to any such Takeover Proposal (including any material changes thereto).
(f)    Nothing set forth in this Section 6.06 or elsewhere in this Agreement shall prohibit the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or Item 1012(c) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to its stockholders if the Company Board of Directors determines (after consultation with its outside counsel) that failure to do so would be inconsistent with the fiduciary duties of directors under applicable Law, it being understood, however, that this clause (ii) shall not be deemed to permit the Company Board of Directors to make an Adverse Recommendation Change or take any of the actions referred to in clause (iv) of Section 6.06(c) except, in each case, to the extent permitted by Section 6.06(d).
Section 6.07    Public Announcements. The Company and Parent shall agree on a press release announcing the entering into of this Agreement and the transactions contemplated thereby. Thereafter, the Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements (including scheduling of a press conference or conference call with investors or analysts and including communications with employees, customers or other Persons that are required to be filed with the SEC) with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement (a) as may be required by Law or Order, the applicable rules and regulations of the NYSE or any listing agreement with the NYSE, (b) as contemplated by Section 6.06(f) or (c) to enforce its rights and remedies under this Agreement.

Section 6.08    Employee Matters.
(a)    During the period commencing on the Closing Date and ending on December 31, 2027, Parent shall provide to each employee of the Company and its Subsidiaries who remains an employee of Parent and its Affiliates (including the Surviving Corporation or any of its Subsidiaries) on and following the Closing Date (each such employee, a “Company Employee”), (i) base salary or wage rate, as applicable, that is at least equal to the base salary or wage rate provided to such Company Employee immediately prior to the Closing, (ii) target short-term cash incentive compensation opportunity that is at least equal in the aggregate to the target cash short-term incentive compensation opportunities provided to such Company Employee immediately prior to the Closing Date, (iii) employee health, welfare and qualified retirement benefits that are comparable in the aggregate to those provided to such Company Employee immediately prior to the Closing (excluding, for all purposes under the foregoing clauses, change in control and retention payments, non-qualified deferred compensation, defined benefit pension benefits and retiree medical or life insurance benefits) and (iv) other compensation opportunities that, when aggregated with the Company Employee’s compensation elements set forth in (i), (ii) and (iii) above, are substantially comparable in the aggregate with the total compensation opportunities (including the Company Employee’s compensation elements set forth in (i), (ii) and (iii) above and the value of any long-term incentives and equity or equity-based awards) provided to such Company Employee immediately prior to the Closing Date.
(b)    Parent shall, or shall cause the Surviving Corporation or any of its Subsidiaries to provide to each Company Employee who incurs an involuntary termination without Cause (as defined in Section 6.08(b) of the Company Disclosure Letter) of employment by Parent, the Surviving Corporation or any of their respective Subsidiaries with severance payments and benefits (including the payment of any pro-rated bonus, without duplication of any pro-rated bonuses in respect of fiscal year 2026 described in Section 6.08(e)) that are no less favorable than the severance payments and benefits (including the payment of any pro-rated bonus, without duplication of any pro-rated bonuses in respect of fiscal year 2026 described in Section 6.08(e)) to which such employee would have been entitled with respect to such termination under the severance policies of the Company as in effect immediately prior to the Closing Date as set forth in Section 6.08(b) of the Company Disclosure Letter, subject to such Company Employee’s execution and non-revocation of a general release of claims in favor of Parent, the Surviving Corporation and their Subsidiaries in a form substantially consistent with the form of general release of claims used by Parent in connection with terminations that becomes effective within sixty (60) days following such termination (the “Release Requirement”). Any severance payable pursuant to this Section 6.08(b) shall not result in a duplication of severance payments and benefits and shall be reduced by any severance payments or benefits a Company Employee receives as a result of the applicable termination of employment under any other severance plan, program or agreement or change in control severance arrangement of the Company and its Subsidiaries in effect prior to the Closing Date.
(c)    Parent shall, or shall cause the Surviving Corporation or Parent’s or the Surviving Corporation’s Subsidiaries, as applicable, to give Company Employees credit for Company Employees’ service with the Company and its Subsidiaries (and any predecessor employer of the Company or any such Subsidiary) for purposes of vesting, eligibility to participate and level of benefits (including vacation accrual and severance pay entitlement, but excluding accruals with respect to any defined benefit pension or retiree medical benefit plans or programs), under any benefit plans maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries (exclusive of the Company and its Subsidiaries) (the “New Plan”) in which a Company Employee participates to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any comparable Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Closing Date; provided, however, that such service shall not be recognized to the extent that (A) its application would result in a duplication of benefits with respect to the same period of service or (B) recognition for prior service is not generally afforded to Parent’s (and its Affiliates’) other employees under any such New Plan that provides for incentive compensation (whether cash or equity-based or commissions opportunities).
(d)    Parent shall, or shall cause the Surviving Corporation or Parent’s or the Surviving Corporation’s Subsidiaries, as applicable, to use commercially reasonable efforts to (i) waive any preexisting condition limitations otherwise applicable to Company Employees and their eligible dependents under any plan of Parent or any Subsidiary of Parent that provides health or welfare benefits in which Company Employees may be eligible to participate following the Closing Date, other than any such limitations that were in effect with respect to such employees as of the Closing Date under the analogous Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Company Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent, the Surviving Corporation or any of their respective Subsidiaries in which they are eligible to participate after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation, exclusions, actively-at-work requirements and evidence of insurability requirement that would otherwise be applicable to a Company Employee and his or her eligible dependents on or after the Closing Date, except to the extent that such limitations, exclusions or requirements would not have been satisfied or waived under the analogous Benefit Plan immediately prior to the Effective Time.
(e)    With respect to the annual or other short-term cash incentive plans of the Company and its Subsidiaries (each, an “Incentive Plan”) in respect of the fiscal year 2026 (or other applicable performance period, in the case of other short-term cash incentive plans), if the Closing occurs prior to the time any such bonuses or other short-term cash incentives are paid to Company Employees, Parent shall, or shall cause the Surviving Corporation or its Subsidiaries to, pay to each Company Employee who remains employed with Parent, the Surviving Corporation or their respective Affiliates through the date required by the applicable Incentive Plan or whose employment is terminated without “Cause” or due to the Company Employee’s resignation for “Good Reason” (as defined on Section 6.08(e) of the Company Disclosure Letter) (each a “Qualifying Termination”) prior to such date, subject to the Release Requirement for any company Employee who undergoes a Qualifying Termination, a bonus or other short-term cash incentive, respectively, for such fiscal year or other applicable performance period (the “Cash Incentive Payment”) that is equal to the amount determined immediately prior to the Closing by the Board of Directors or designee based on the actual level of achievement of the applicable performance criteria for such fiscal year or other applicable performance period (without proration, and as determined after giving appropriate effect to the Merger and any adjustments determined by the Board of Directors or its designee in its sole discretion); provided that the aggregate amount of all Cash Incentive Payments in respect of the fiscal year 2026 (the “2026 Cash Incentive Payments”) shall be allocated among Company Employees in a manner consistent with past practice and the aggregate amount of the 2026 Cash Incentive Payments shall not exceed $17,000,000 unless approved by Parent, which approval shall not be unreasonably withheld, conditioned or delayed. Any such Cash Incentive Payment shall be paid at the same time or times that the Company and its Subsidiaries typically paid annual bonuses to such Company Employees (or at the same time or times that such other short-term cash incentives were typically paid following past performance periods) or, in the case of a Company Employee who incurs a Qualifying Termination, no later than ten (10) days following the date of such Qualifying Termination.
(f)    This Section 6.08 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement and nothing in this Section 6.08 or any other provision of this Agreement or any other related Contract, express or implied (i) shall be construed to establish, amend, or modify any Benefit Plan or any other benefit plan, program, agreement or arrangement, (ii) except as expressly provided by Section 6.08(b), shall alter or limit the ability of the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement or (iii) is intended to or shall confer upon any current or former employee of the Company or its Subsidiaries or any other person any right to employment or continued employment or service for any period of time by reason of this Agreement or any other related agreement, or any right to a particular term or condition of employment.
Section 6.09    Directors’ and Officers’ Indemnification and Insurance.
(a)    From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify, defend and hold harmless the individuals who at or prior to the Effective Time were directors or officers of the Company or any of its Subsidiaries (the “Indemnified Parties”) against all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including reasonable legal fees and expenses) in connection with any actual or threatened Action or investigation, whenever asserted, based on or arising out of, relating to or in connection with any act or omission by any of the foregoing in their capacity as such occurring at or prior to the Effective Time (including relating to this Agreement) to the fullest extent permitted by the DGCL or any other applicable Law or provided under the Company Certificate of Incorporation and the Company Bylaws in effect on the date hereof.
(b)    From the Effective Time and for a period of six (6) years thereafter, Parent and the Surviving Corporation shall maintain in effect directors’ and officers’ liability insurance policies (collectively, “Covered Insurance”) covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Parties with terms, conditions, retentions and levels of coverage at least as favorable as those of such current Covered Insurance coverage with an insurance carrier with the same or better financial strength ratings as the Company’s current carriers; provided, however, that in no event will Parent or the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premiums currently paid by the Company for such Covered Insurance (the “Maximum Premium”); provided, further, that, if the annual premiums for such Covered Insurance coverage exceed the Maximum Premium, Parent and the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided, further, however, that at the Company’s option in lieu of the foregoing Covered Insurance coverage, the Company may purchase, prior to the Effective Time, a six (6) year “tail” insurance policy that provides coverage identical in all material respects to the Covered Insurance coverage described above; provided, that the Company does not pay more than the Maximum Premium for such “tail” insurance policy.

(c)    Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the Indemnified Parties as provided in the certificates of incorporation or bylaws (or comparable organizational documents) of the Company or any of its Subsidiaries and any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms. Further, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in the certificate of incorporation and bylaws of the Surviving Corporation from and after the Effective Time provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Parties than are presently set forth in the Company Certificate of Incorporation and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals, except as amendments may be required by the DGCL during such period.
(d)    This Section 6.09 shall survive the consummation of the Merger, is intended to benefit, and shall be enforceable by each Indemnified Party and their respective successors, heirs and representatives, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall not be amended without the prior written consent of the applicable Indemnified Party (including his or her successors, heirs and representatives).
(e)    In the event that the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in Section 6.08 and this Section 6.09. In addition, the Surviving Corporation shall not, and Parent shall cause the Surviving Corporation not to, distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 6.09.
(f)    The rights of the Indemnified Parties under this Section 6.09 shall be in addition to, and not in substitute for, any rights such Indemnified Parties may have under the certificate of incorporation, bylaws or similar organizational documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws, and Parent shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries.
(g)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to Covered Insurance claims under any insurance policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.09 is not prior to or in substitution for any such claims under such policies.

Section 6.10    Section 16 Matters. Prior to the Effective Time, the Company shall use reasonable best efforts to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company subject to Section 16 of the Exchange Act to be exempt under Rule 16b-2 promulgated under the Exchange Act.

Section 6.11    Stock Exchange De-listing. The Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE and the SEC to enable the delisting of the Company Common Stock from the NYSE and the deregistration of the Company’s securities under the Exchange Act as promptly as practicable after the Effective Time. In connection therewith, Parent (taking into account the degree to which the Company satisfies its obligations set forth in the foregoing sentence of this Section 6.11) shall use its commercially reasonable efforts to (a) assist in enabling the Company or the NYSE to be in a position to promptly file and cause the filing with the SEC of a Form 25 on the Closing Date and (b) cause the filing of a Form 15 on the first Business Day that is at least 10 days after the date the Form 25 is filed.
Section 6.12    Takeover Laws. None of the parties shall take any action that would cause the Merger or any of the transactions contemplated hereby to be subject to requirements imposed by any takeover Law or similar Law, and each of them shall take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Merger and the transactions contemplated hereby from takeover Laws or similar Laws of any state that purport to apply to this Agreement, the Merger or any of the transactions contemplated hereby.
Section 6.13    Stockholder Litigation. The Company shall promptly advise Parent of any Action brought by any Company Stockholder against the Company or its directors or officers relating to this Agreement or the transactions contemplated hereby and shall keep Parent reasonably informed regarding any such litigation. The Company shall give Parent the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, shall give due consideration to Parent’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of Parent, such consent not to be unreasonably withheld, delayed or conditioned. Parent shall promptly advise the Company of any Action brought by any Person against Parent or its Affiliates or its or their respective directors, general partners, managing members, officers or similar controlling persons relating to this Agreement or the transactions contemplated hereby and shall keep the Company reasonably informed regarding any such litigation.

Section 6.14    Consents and Notices. The Company shall promptly (a) apply for or otherwise seek, and use commercially reasonable efforts to obtain, all third party consents, approvals, assignments, waivers, authorizations or other certificates required in connection with the Merger and any of the other transactions contemplated hereby as set forth on Section 6.14(a) of the Company Disclosure Letter and (b) provide all notices set forth on Section 6.14(b) of the Company Disclosure Letter; provided, that, no party hereto shall be required to (a) compromise any right, asset or benefit, expend any amount, incur any liabilities, make any accommodations or provide any other consideration in order to obtain any such third party consents and the Company and its Subsidiaries shall not take any such actions without the prior written consent of

Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (b) agree to take or enter into any action that is not conditioned upon the Closing; provided, further, that in no event shall the obtaining of any third party consent be a condition to the obligation of the parties to consummate the Closing.
Section 6.15    Investment Assets. The Company shall, or shall cause its applicable Subsidiaries to, upon written request of Parent, deliver to Parent, within fifteen (15) Business Days following the end of each calendar month, a summary report of all Investment Assets owned by the Company or any of its Subsidiaries as of such month end and if available, the market value thereof as of such month end (or, if not available as of such month end, then as of the most recent available date).

Section 6.16    Payoff Letter. The Company shall deliver to Parent on or prior to the Closing Date (with drafts delivered at least three (3) Business Days prior to the Closing Date) an executed copy of a customary payoff letter from the administrative agent under the Company Credit Agreement (a) setting forth the amount required to pay off in full on the Closing Date the indebtedness and other obligations (other than (i) contingent indemnification or expense reimbursement obligations for which no claim or demand has been made, (ii) obligations set forth in the provisions of any loan document that by their express terms survive the termination of the Company Credit Agreement and (iii) certain ancillary obligations as described in the Company Credit Agreement) outstanding under the Company Credit Agreement and all other related loan documents (including, but not limited to, the outstanding principal, accrued and unpaid interest and prepayment and other penalties) (the “Payoff Amount”), (b) setting forth the wire transfer instructions for the payment of the Payoff Amount and (c) releasing all Liens securing such indebtedness and other obligations and all guarantees of such indebtedness, and terminating the Company Credit Agreement and all other related loan documents, in each case, automatically upon receipt of the Payoff Amount.
ARTICLE VII

CONDITIONS TO CLOSING
Section 7.01    Conditions to the Obligations of Each Party. The obligations of the parties to effect the Merger on the Closing Date are subject to the satisfaction (or waiver by each party) as of the Closing Date of the following conditions:
(a)    Company Stockholder Approval. The Company Required Vote shall have been obtained.
(b)    No Order. No Law or Order (whether temporary, preliminary or permanent) shall have been enacted, issued or enforced that is in effect and that prevents or prohibits consummation of the Merger.
(c)    Required Regulatory Approvals. The consents, approvals, authorizations or filings set forth in Schedule I (the “Required Regulatory Approvals”) shall have been made or obtained and shall be in full force and effect. The applicable waiting periods, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

Section 7.02    Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger on the Closing Date are subject to the satisfaction (or waiver by Parent and Merger Sub) as of the Closing Date of the following conditions:
(a)    Representations and Warranties. The representations and warranties of the Company (i) set forth in Section 4.01 and Section 4.02 that are qualified by materiality or Company Material Adverse Effect shall be true and correct, and all such representations and warranties that are not so qualified shall be true and correct in all material respects, in each case as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) set forth in Section 4.03(a) and Section 4.03(b) shall be true and correct in all respects as of the Measurement Date other than for de minimis inaccuracies therein, (iii) set forth in Section 4.09(b) and Section 4.31 shall be true and correct as of the Closing Date as if made on and as of the Closing Date and (iv) set forth in Article IV (other than those described in clauses (i), (ii) and (iii) above) shall be true and correct as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except in the case of this clause (iv), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of clause (iv) of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Company Material Adverse Effect”.
(b)    Covenants and Agreements. The covenants and agreements of the Company set forth in this Agreement to be performed or complied with at or prior to the Effective Time shall have been duly performed or complied with in all material respects.
(c)    No Company Material Adverse Effect. Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.
(d)    Company Officer Certificate. Parent shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Company (in such officer’s capacity as such and without personal liability), certifying to the effect that the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been satisfied.
(e)    No Burdensome Condition. The Specified Required Regulatory Approvals shall not contain any Burdensome Condition that remains in effect as of the Closing.
Section 7.03    Conditions to the Obligation of the Company. The obligation of the Company to effect the Merger on the Closing Date is subject to the satisfaction (or waiver by the Company) as of the Closing Date of the following conditions:
(a)    Representations and Warranties. The representations and warranties of Parent and Merger Sub (i) set forth in Section 5.02 and Section 5.12 shall be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date, (ii) set forth in Section 5.06(b) shall be true and correct as of the Closing Date as if made on and as of the Closing Date and (iii) set forth in Article V (other than Section 5.02, Section 5.06(b) and Section

5.12) shall be true and correct as of the Closing Date as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a Parent Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of clause (iii) of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “Parent Material Adverse Effect.”
(b)    Covenants and Agreements. The covenants and agreements of Parent and Merger Sub set forth in this Agreement to be performed or complied with at or prior to the Effective Time shall have been duly performed or complied with in all material respects. The Company shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized officer of Parent.
(c)    Parent Officer Certificate. The Company shall have received a certificate, dated as of the Closing Date and signed by a duly authorized officer of Parent (in such officer’s capacity as such and without personal liability), certifying to the effect that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.
ARTICLE VIII

TERMINATION
Section 8.01    Termination. This Agreement may be terminated and the Merger (and the other transactions contemplated hereby) may be abandoned at any time prior to the Effective Time (notwithstanding if the Company Required Vote has been obtained):
(a)    by mutual written consent of the Company and Parent, which consent shall have been approved by the action of their respective Boards of Directors;
(b)    by Parent or the Company, if any Governmental Authority shall have issued an Order, or there shall have been enacted any Law, in each case, permanently preventing or prohibiting the Merger, and such Order shall have become final and non-appealable or such Law remains in effect; provided, however, that a party shall not have the right to terminate this Agreement pursuant to this clause (b) if such party has not complied in all material respects with its obligations in Section 6.03;
(c)    by Parent or the Company, if the Company Required Vote shall not have been obtained following a vote thereon having been taken at the Company Stockholders Meeting; provided, that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to Parent if Parent has materially breached its obligations under Section 6.05(b);
(d)    by the Company, prior to the receipt of the Company Required Vote and in accordance with clause (z) of Section 6.06(d) with respect to a Superior Proposal;
(e)    by Parent, prior to the receipt of the Company Required Vote, if (i) the Company Board of Directors shall have made an Adverse Recommendation Change or (ii) the Company

Board of Directors shall fail to include the Company Recommendation in the Proxy Statement when mailed;
(f)    by Parent or the Company, if the Merger shall not have been consummated prior to April 2, 2027 (as such date may be extended pursuant to the second proviso below or pursuant to Section 9.11, the “Outside Termination Date”); provided, that a party shall not have the right to terminate this Agreement pursuant to this Section 8.01(f) if such party’s (which, in the case of Parent, shall include Merger Sub) failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Merger to occur on or before such date; provided, further, that, if on a date that would have been the Outside Termination Date the conditions set forth in Section 7.01(c) and Section 7.02(e) are the only conditions in Article VII (other than those conditions that by their nature are to be satisfied at the Closing) that shall not have been satisfied or waived on or before such date, either the Company or Parent may unilaterally, by written notice to the other parties hereto, extend the Outside Termination Date until June 2, 2027, in which case the Outside Termination Date shall be deemed for all purposes to be such later date;
(g)    by Parent, if (i) there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement (other than a breach by the Company of the representation and warranty contained in Section 4.09(b)) that would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.02(a) or Section 7.02(b) if continuing on the Closing Date and (ii) such breach cannot be or has not been cured (or is not capable of being cured) by the earlier of (A) forty-five (45) days after the giving of written notice to the Company of such breach and (B) the Outside Termination Date; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(g) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or
(h)    by the Company, if (i) there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 7.03(a) or Section 7.03(b) if continuing on the Closing Date and (ii) such breach cannot be or has not been cured (or is not capable of being cured) by the earlier of (A) forty-five (45) days after the giving of written notice to Parent of such breach and (B) the Outside Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(h) if the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.
The party desiring to terminate this Agreement pursuant to this Section 8.01 (other than clause (a) hereof) shall give written notice of such termination to the other party in accordance with Section 9.02, specifying the provision or provisions hereof pursuant to which such termination is effected.
Section 8.02    Fees and Expenses.
(a)    Expense Allocation. Except as otherwise specified in Section 6.03 and Section 8.02(b), all costs and expenses (including fees and expenses payable to Representatives) incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.
(b)    Company Termination Fee.
(i)    If this Agreement is terminated (A) by the Company or Parent pursuant to Section 8.01(c) and the Company Board of Directors shall have made an Adverse Recommendation Change, (B) by the Company pursuant to Section 8.01(d) or (C) by Parent pursuant to Section 8.01(e), the Company shall pay Parent, as liquidated damages and not as a penalty, the Company Termination Fee. If the Company Termination Fee is payable pursuant to clause (A) as a result of a termination by the Company or clause (B) of the preceding sentence, the Company Termination Fee shall be paid on the date of such termination and if the Company Termination Fee is payable pursuant to clause (A) as a result of a termination by Parent or clause (C) of the preceding sentence, the Company Termination Fee shall be paid within four (4) Business Days after the date of such termination, in each case, by wire transfer of immediately available funds to an account designated by Parent in writing.
(ii)    If this Agreement is terminated by (A) Parent or the Company pursuant to Section 8.01(c) and the Company Board of Directors has not made an Adverse Recommendation Change, (B) Parent or the Company pursuant to Section 8.01(f) and the vote at the Company Stockholders Meeting has not occurred as of the time of such termination, or (C) by Parent pursuant to Section 8.01(g), and (x) at any time after the date hereof and prior to the applicable date of such termination, a Takeover Proposal shall have been publicly announced or publicly made known to the stockholders of the Company and not withdrawn prior to such termination and (y) within twelve (12) months after such termination, the Company either consummates such Takeover Proposal or enters into a definitive agreement to consummate such Takeover Proposal and the Company thereafter consummates such Takeover Proposal (whether or not within such twelve (12) month period), then the Company shall pay Parent, as liquidated damages and not as a penalty, the Company Termination Fee; provided, that for the purposes of this Section 8.02(b)(ii), all references in the term Takeover Proposal to “20% or more” shall be deemed to be references to “more than 50%.” If the Company Termination Fee is payable, the Company Termination Fee shall be paid within two (2) Business Days following consummation of such Takeover Proposal by wire transfer of immediately available funds to an account designated by Parent in writing.
(c)    The parties acknowledge that the agreements set forth in this Section 8.02 are an integral part of the transactions contemplated hereby and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 8.02, the Company shall also pay any costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with an Action to enforce this Agreement that results in an Order for such amount against the Company (the “Enforcement Costs”). Any amount not paid when due pursuant to this Section 8.02 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment.

The parties agree and understand that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, subject to the payment of Enforcement Costs.
(d)    Subject to Section 8.03(b), upon termination of this Agreement in accordance with its terms, in the event that the Company Termination Fee becomes payable pursuant to the terms of this Agreement, and is paid to Parent, the amounts described in this Section 8.02 shall be the sole and exclusive remedy of Parent, Merger Sub and their respective Affiliates against the Company or its Subsidiaries and any of their respective former, current or future stockholders, directors, officers, employees, Affiliates, agents or other Representatives for any loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Merger or the transactions contemplated by this Agreement to be consummated, and upon payment of such Company Termination Fee and any applicable amount described in Section 8.02(c), none of the Company or its Subsidiaries or any of their respective former, current or future stockholders, directors, officers, employees, Affiliates, agents or other Representatives shall have any further liability or obligation under this Agreement or the Merger or the transactions contemplated by this Agreement.
Section 8.03    Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent and Merger Sub or the Company, except that (a) the provisions of Section 6.02(b), Section 8.02, this Section 8.03 and Article IX shall survive termination of this Agreement and (b) nothing herein shall relieve any party from liability for any intentional and material breach of this Agreement (it being acknowledged and agreed by the parties hereto that the failure to close the Merger by any party that was otherwise obligated to do so under the terms of this Agreement shall be deemed to be an intentional and material breach of this Agreement) or for Fraud; provided, that the provisions of Section 8.02(b) providing for the Company Termination Fee shall constitute the sole and exclusive remedy with respect to the circumstances set forth therein.
ARTICLE IX

GENERAL PROVISIONS
Section 9.01    Nonsurvival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (a) those covenants or agreements set forth herein that by their terms apply to or are to be performed in whole or in part after the Effective Time and (b) this Article IX.

Section 9.02    Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any Section of this Agreement) and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):
if to Parent or Merger Sub, to
American Family Mutual Insurance Company, S.I.
6000 American Parkway, Madison, WI 53783
Email: [***]
Attention: Thomas Hrdlick
with a copy to (which shall not constitute notice):
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Email:        [***]
Attention:    Brian E. Hamilton; David D. Luce; John W. Karol
if to the Company, to
Bowhead Specialty Holdings Inc.
452 Fifth Avenue, 24th Floor
New York, New York 10018
Email:        [***]
Attention:    H. Matthew Crusey
with a copy to (which shall not constitute notice):
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Email:        [***]
Attention:    Todd E. Freed
Jon A. Hlafter
Section 9.03    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (including by electronic transmission) to the other parties.

Section 9.04    Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter of this Agreement and (b) are not intended to and do not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than, from and after the Effective Time (i) each Indemnified Party and their respective successors, heirs and representatives, each of whom shall have the right to enforce the provisions of Section 6.09 directly and (ii) the right of the Company Stockholders to receive the Merger Consideration and the holders of Company RSUs and Company PSUs to receive the payments to which they have the right to receive pursuant to Section 2.07. Notwithstanding the foregoing, the Company shall have the exclusive right to enforce, recover and retain, through an Action brought by the Company, damages from Parent and Merger Sub in the event of an intentional and material breach of this Agreement by Parent or Merger Sub (including the loss to the Company Stockholders of the benefits of the Merger). The representations, warranties, covenants and agreements in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties and may, in certain instances, be qualified, limited or changed by confidential disclosure letters. Any inaccuracies in such representations or warranties or failure to perform or breach of such covenants or agreements are subject to waiver by the parties in accordance with Section 9.07 without notice or liability to any other Person. In some instances, the representations, warranties, covenants and agreements in this Agreement may represent an allocation among the parties of risk associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations, warranties, covenants and agreements in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.05    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 9.06    Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Company Required Vote has been obtained and prior to the filing of the Certificate of Merger with the Delaware Secretary; provided, however, that, after the Company Required Vote shall have been obtained, no such amendment, modification or supplement shall be made that pursuant to applicable Law requires further adoption by the Company Stockholders without such further adoption. This Agreement may not be amended, changed or supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

Section 9.07    Extension; Waiver. At any time prior to the Effective Time, each of the Company, Parent and Merger Sub may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party set forth in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the provisions of Section 9.06, waive compliance with any of the agreements or conditions of the other parties set forth in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
Section 9.08    Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the

Laws of the State of Delaware, without respect to its applicable principles of conflicts of laws that might require the application of the laws of another jurisdiction.
Section 9.09    Consent to Jurisdiction. Each of the parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or only if the Delaware Court of Chancery and the Superior Court of the State of Delaware do not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (“Delaware Courts”), and any appellate court from any decision thereof, in any Action based upon, arising out of or relating to this Agreement, including the negotiation, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Delaware Courts and agrees not to bring any such Action in any other court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action based upon, arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement in the Delaware Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court and (d) agrees that a final, non-appealable judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 9.02 or in any other manner permitted by applicable Law.

Section 9.10    Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 9.10. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 9.11    Specific Performance. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. It is accordingly agreed that, without posting a bond or other undertaking, the parties shall be entitled to injunctive or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Courts, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking any remedy provided for in this Section 9.11, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing set forth in this Section 9.11 shall require any party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 9.11 before exercising any other right under this Agreement. If, prior to the Outside Termination Date, any party brings any Action in accordance with this Agreement to enforce specifically the performance of the terms and provisions hereof against any other party, the Outside Termination Date shall be automatically extended (i) for the period during which such Action is pending, plus ten (10) Business Days or (ii) by such other time period established by the court presiding over such action on good cause shown, as the case may be.

Section 9.12    Exclusions from Representations and Warranties. Notwithstanding anything to the contrary set forth in this Agreement or any other agreement, document or instrument delivered or to be delivered in connection herewith, each of Parent and Merger Sub acknowledges and agrees that the Company and its Subsidiaries make no representations or warranties with respect to, and nothing set forth in this Agreement or in any other agreement, document or instrument to be delivered in connection herewith is intended or shall be construed to be a representation or warranty, express or implied, of the Company or any of its Subsidiaries, for any purposes of this Agreement or any other agreement, document or instrument to be delivered in connection herewith or therewith, in respect of (a) the adequacy or sufficiency of reserves or (b) the effect of the adequacy or sufficiency of reserves on any line item, asset, liability or equity amount on any financial statement or other document.
Section 9.13    Severability. If any term, provision, covenant or restriction of this Agreement is held by the Delaware Courts or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.
AMERICAN FAMILY MUTUAL INSURANCE COMPANY, S.I.
By:     /s/ William B. Westrate
    Name:     William B. Westrate
    Title:     Chief Executive Officer
TRIDENT SUPERIOR INC.
By:     /s/ Telisa L. Yancy
    Name:     Telisa L. Yancy
    Title:     President
[Signature Page to Agreement and Plan of Merger]

BOWHEAD SPECIALTY HOLDINGS INC.
By:     /s/ Stephen Sills
    Name:     Stephen Sills
    Title:     Chief Executive Officer and
         President
[Signature Page to Agreement and Plan of Merger]